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As filed with the Securities and Exchange Commission on May 15, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENBRIDGE ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4610 (Primary Standard Industrial Classification Code Number)	39-1715850 (I.R.S. Employer Identification Number)
1100 LOUISIANA, SUITE 3300 HOUSTON, TEXAS 77002 (713) 821-2000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	Chris Kaitson 1100 Louisiana, Suite 3300 Houston, Texas 77002 (713) 821-2000 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Laura J. McMahon
Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney, Suite 5100
Houston, TX 77010
(713) 651-5151

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accredited filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

6.50% Notes due 2018, Series B	$400,000,000	100%	$400,000,000	$15,720

7.50% Notes due 2038, Series B	$400,000,000	100%	$400,000,000	$15,720

(1)
For purposes of this calculation, the offering price per note was assumed to be the stated principal amount of each original note that may be received by the registrant in the exchange transaction in which the notes will be offered.

(2)
Determined in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, dated May 15, 2008

Enbridge Energy Partners, L.P.

Offer to Exchange up to

$400,000,000 of 6.50% Series B Notes due 2018
that have been registered under the Securities Act of 1933
for
$400,000,000 of 6.50% Series A Notes due 2018
that have not been registered under the Securities Act of 1933
and
$400,000,000 of 7.50% Series B Notes due 2038
that have been registered under the Securities Act of 1933
for
$400,000,000 of 7.50% Series A Notes due 2038
that have not been registered under the Securities Act of 1933

The Exchange Offers

        Each exchange offer will expire at 5:00 p.m., New York City time, on                        , 2008, unless extended by us. The exchange offers are not conditioned upon the tender of any minimum aggregate amount of the outstanding unregistered 6.50% Notes due 2018 or 7.50% Notes due 2038, which we refer to in this prospectus as the outstanding notes.

        All of the outstanding notes tendered according to the procedures set forth in this prospectus and not withdrawn will be exchanged for an equal principal amount of registered 6.50% Senior Notes due 2018, Series B, and 7.50% Senior Notes due 2038, Series B, respectively, which we refer to as the exchange notes.

        Neither exchange offer is subject to any condition other than that it does not violate applicable laws or any applicable interpretation and policy of the staff of the Securities and Exchange Commission, and that no judicial or administrative proceeding be pending or shall have been threatened that would limit us from proceeding with the exchange offer.

        We urge you to carefully review the risk factors beginning on page 9 of this prospectus, which you should consider before participating in the exchange offer.

The Exchange Notes

        The terms of each series of the exchange notes to be issued in the exchange offers are substantially identical to the terms of the applicable series of outstanding notes, except that we have registered the issuance of the exchange notes with the Securities and Exchange Commission. In addition, the exchange notes will not be subject to the transfer restrictions applicable to the outstanding notes or contain provisions relating to additional interest, will bear a different CUSIP or ISIN number from the outstanding notes and will not entitle the holder to registration rights. We will not apply for listing of the exchange notes on any securities exchange or arrange for them to be quoted on any quotation system. The outstanding notes and the exchange notes are sometimes collectively referred to in this prospectus as the "notes".

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2008.

        We have not authorized anyone to give you any information or to make any representations about anything we discuss in this prospectus other than those contained in the prospectus. If you are given any information or representation about these matters that is not discussed in this prospectus, you must not rely on that information.

        We are not making an offer to sell, or a solicitation of an offer to buy, the exchange notes or the outstanding notes in any jurisdiction where, or to any person to or from whom, the offer or sale is not permitted.

        In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offer, including the merits and risks involved.

        We are not making any representation to any holder of the outstanding notes regarding the legality of an investment in the exchange notes under any legal investment or similar laws or regulations. We are not providing you with any legal, business, tax or other advice in this prospectus. You should consult your own attorney, business advisor and tax advisor to assist you in making your investment decision and to advise you whether you are legally permitted to invest in the exchange notes.

        In connection with the exchange offer, we have filed with the U.S. Securities and Exchange Commission, or the "SEC", a registration statement on Form S-4, under the Securities Act of 1933, as amended, relating to the exchange notes to be issued in the exchange offer. As permitted by the SEC, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. If you would like to request copies of these documents, to be sent to you free of charge, please do so by                       , 2008 in order to receive them before the expiration of the exchange offer. For information on requesting copies of documents, see "Where You Can Find Additional Information."

SUMMARY

        This summary highlights information included or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. This prospectus includes information about the exchange offers and includes or incorporates by reference information about our business and our financial and operating data. Before deciding to participate in the exchange offers, you should read this entire prospectus carefully, including the financial data and related notes incorporated by reference in this prospectus and the "Risk Factors" section beginning on page 9 of this prospectus. As used in this prospectus, "we," "us," "our" and "Enbridge Partners" mean Enbridge Energy Partners, L.P. and, where the context requires, our operating subsidiaries. In addition, we refer to Enbridge Energy Management, L.L.C., which manages and controls our business and affairs, as "Enbridge Management," and we refer to Enbridge Energy Company, Inc., our general partner and an indirect wholly owned subsidiary of Enbridge Inc., as "Enbridge Energy Company." "Enbridge" refers to Enbridge Inc. of Canada. Our Class A common units represent our limited partner interests. We also have limited partner interests that are represented by Class B common units, Class C units and i-units. The Class A common units and the Class B common units are referred to in this prospectus as "common units," and, together with the Class C units and the i-units, are referred to in this prospectus as "units."

Enbridge Partners

        We are a publicly-traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation and storage assets and natural gas gathering, treating, processing, transportation and marketing assets in the United States. We were formed in 1991 by Enbridge Energy Company, to own and operate the Lakehead system, which is the United States portion of a crude oil and liquid petroleum pipeline system extending from western Canada through the upper and lower Great Lakes region of the United States to eastern Canada. A subsidiary of Enbridge owns the Canadian portion of the system. Enbridge provides energy transportation, distribution and related services in North America and internationally.

        Enbridge Management is a Delaware limited liability company that was formed in May 2002 to manage our business and affairs. Under a delegation of control agreement, our general partner delegated substantially all of its power and authority to manage and control our business and affairs to Enbridge Management. Our general partner, through its direct ownership of the voting shares of Enbridge Management, elects all of the directors of Enbridge Management. Enbridge Management is the sole owner of our i-units.

        Our principal executive offices are located at 1100 Louisiana, Suite 3300, Houston, Texas 77002 and our telephone number is (713) 821-2000.

The Exchange Offers

Background of the Outstanding Notes	We issued $400 million aggregate principal amount of 6.50% Notes due 2018 and $400 million aggregate principal amount of 7.50% Notes due 2038 to initial purchasers on April 3, 2008. The initial purchasers then sold the outstanding notes to qualified institutional buyers and certain non-U.S. investors in reliance on Rule 144A and Regulation S under the Securities Act of 1933, as amended, or the Securities Act. Because they were sold pursuant to exemptions from registration, the outstanding notes are subject to transfer restrictions.

In connection with the issuance of each series of the outstanding notes, we entered into a registration rights agreement in which we agreed to deliver to you this prospectus and to use our reasonable best efforts to complete the exchange offer, or to file and cause to become effective a registration statement covering the resale of the exchange notes, for each series of the outstanding notes.
The Exchange Offers	We are offering to exchange:
• up to $400 million aggregate principal amount of our 6.50% Notes due 2018 that have been registered under the Securities Act for an equal amount of our outstanding 6.50% Notes due 2018, and
• up to $400 million aggregate principal amount of our 7.50% Notes due 2038 that have been registered under the Securities Act for an equal amount of our outstanding 7.50% Notes due 2038, to satisfy our obligations under the registration rights agreements that we entered into when we issued the outstanding notes in transactions exempt from registration under the Securities Act.

The outstanding notes may be exchanged only in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The terms of each series of the exchange notes are identical in all material respects to the terms of the applicable series of outstanding notes except that the exchange notes will be registered under the Securities Act, will not be subject to additional interest upon certain defaults, will not be subject to transfer restrictions and holders of exchange notes will have no registration rights.
Expiration Date	Each exchange offer will expire at 5:00 p.m., New York City time, on , 2008 unless we extend the exchange offer.

Conditions to the Exchange Offers
The registration rights agreements do not require us to accept outstanding notes for exchange if the applicable exchange offer or the making of any exchange by a holder of the outstanding notes would violate any applicable law or interpretation of the staff of the SEC. Neither exchange offer is conditioned upon the tender of any minimum aggregate principal amount of outstanding notes.

See "Exchange Offers—Conditions to the Exchange Offers". We reserve the right to terminate or amend each exchange offer at any time prior to the applicable expiration date upon the occurrence of any of the foregoing events.
Withdrawal Rights
You may withdraw your tender of outstanding notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using the automatic tender offer program, or ATOP, procedures before 5:00 p.m., New York City time, on the expiration date of the applicable exchange offer. Please read "Exchange Offers—Withdrawal of Tenders."
Representations and Warranties	By participating in an exchange offer, you represent to us that, among other things:
• you will acquire the exchange notes you receive in the exchange offer in the ordinary course of your business;
• you are not participating in, and have no understanding with any person to participate in, the distribution of the exchange notes issued to you in that exchange offer; and
• you are not an affiliate of ours.
Procedures for Tendering Our Outstanding Notes
To participate in an exchange offer, you must follow the ATOP procedures established by The Depository Trust Company, or DTC, for tendering outstanding notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the applicable exchange offer, a computer-generated message known as an "agent's message" that is transmitted through ATOP and that DTC confirms that:
• DTC has received instructions to exchange your outstanding notes; and
• you agree to be bound by the terms of the applicable letter of transmittal.
For more details, please read "Exchange Offers—Terms of the Exchange Offers" and "Exchange Offers—Procedures for Tendering."
Guaranteed Delivery Procedures	None.

Acceptance of the Outstanding Notes and Delivery of the Exchange Notes
If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the applicable exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any outstanding note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the applicable exchange notes promptly after the expiration date and acceptance of the outstanding notes for exchange. Please read "Exchange Offers—Terms of the Exchange Offers."
Effect of Not Tendering
If you do not exchange your outstanding notes in the applicable exchange offer, you will no longer be able to require us to register your outstanding notes under the Securities Act, except in the limited circumstances provided under the related registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.
U.S. Federal Income Tax Considerations
The exchange of exchange notes for outstanding notes in the applicable exchange offer should not be a taxable event for U.S. federal income tax purposes. Please read "Material U.S. Federal Income Tax Consequences."
Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making these exchange offers solely to satisfy our obligations under our registration rights agreements.
Exchange Agent
U.S. Bank National Association is serving as exchange agent for the exchange offers. You should direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent addressed as follows:
U.S. Bank National Association West Side Operations Center 60 Livingston Ave. St. Paul, MN 55107
Eligible institutions may make requests by facsimile at (651) 495-8158.
Fees and Expenses	We will bear all expenses related to the exchange offers. Please read "Exchange Offers—Fees and Expenses."
Accounting Treatment
We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offers.

The Exchange Notes

        The form and terms of each series of the exchange notes to be issued in the exchange offers are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act and, accordingly,

  •
  will not bear legends restricting their transfer;
  •
  will not be subject to provisions relating to additional interest;
  •
  will bear a different CUSIP or ISIN number from the outstanding notes; and
  •
  will not entitle the holders to registration rights.

        The notes of each series issued in the exchange offers will evidence the same debt as the applicable series of outstanding notes, and both the outstanding notes and the exchange notes of each series will be governed by the same respective indenture, except that the exchange notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest.

        The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the exchange notes, please read "Description of Exchange Notes."

Issuer	Enbridge Energy Partners, L.P.
Securities Offered	$400,000,000 principal amount of 6.50% Notes due 2018, Series B. $400,000,000 principal amount of 7.50% Notes due 2038, Series B.
Interest Rates	6.50% Notes due 2018, Series B – 6.50% per annum. 7.50% Notes due 2038, Series B – 7.50% per annum.
Interest Payment Dates
Interest on the exchange notes will be paid semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 2008, to holders of record as of April 1 and October 1, respectively.
Maturity Date	6.50% Notes due 2018, Series B – April 15, 2018. 7.50% Notes due 2038, Series B – April 15, 2038.
Optional Redemption
We may redeem each series of the exchange notes for cash, in whole, at any time, or in part, from time to time, prior to maturity, at a redemption price that includes accrued and unpaid interest and a make-whole premium.
Ranking	Each series of the exchange notes:
• is our senior unsecured indebtedness;
• ranks senior in right of payment to all of our existing and future subordinated indebtedness including any of our fixed/floating rate junior subordinated notes;
• ranks equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness; and
•
is effectively junior in right of payment to (i) any secured indebtedness that we may have (to the extent of the value of the assets securing such indebtedness), (ii) all existing and future indebtedness and other liabilities of our subsidiaries that do not guarantee the notes, which own all of our operating assets, and (iii) all existing and future secured indebtedness of any subsidiaries that guarantee the notes.

We conduct substantially all of our business through our subsidiaries. The exchange notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables. As of March 31, 2008, our subsidiaries had $424 million of indebtedness to unaffiliated third parties. See "Description of Exchange Notes—Ranking."

The indenture for the exchange notes does not limit the amount of unsecured debt we may incur. The indenture contains restrictions on our ability to incur secured debt unless the same security is also provided for the benefit of holders of the exchange notes of each series.
Certain Covenants
We issued each series of the outstanding notes, and will issue the exchange notes for each of those series, under an indenture with U.S. Bank National Association, as successor to SunTrust Bank, as trustee, as supplemented by a respective supplemental indenture. Each indenture includes certain covenants, including limitations on:
• securing indebtedness by liens on principal properties; and
• engaging in sale-leaseback transactions.
These covenants are subject to a number of important exceptions, limitations and qualifications that are described under "Description of Exchange Notes—Certain Covenants."
Transfer Restrictions; Absence of a Public Market for the Notes	The exchange notes generally will be freely transferable, but will also be new securities for which there will not initially be a market.
Form of Exchange Notes	The exchange notes of each series will be represented by one or more global notes. The global exchange notes of each series will be deposited with the trustee, as custodian for DTC.

The global exchange notes of each series will be shown on, and transfers of the global exchange notes of each series will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants.
Same-Day Settlement
The exchange notes of each series will trade in DTC's Same Day Funds Settlement System until maturity or redemption. Therefore, secondary market trading activity in the exchange notes will be settled in immediately available funds.
Trading	We do not expect to list either series of the exchange notes for trading on any securities exchange.
Trustee, Registrar and Exchange Agent	U.S. Bank National Association
Governing Law	The exchange notes and the indenture, as supplemented, relating to the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors

        You should carefully consider all of the information set forth in this prospectus and, in particular, the information under the heading "Risk Factors" beginning on page 9 and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference into this prospectus, in evaluating an investment in the exchange notes and participation in the exchange offers.

Ratio Of Earnings To Fixed Charges

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,					Three Months Ended March 31,
	2003	2004	2005	2006	2007	2008
Ratio of earnings to fixed charges	2.25x	2.49x	1.75x	3.25x	2.17x	2.81x

        For purposes of computing the ratio of earnings to fixed charges:

  •
  "fixed charges" represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

  •
  "earnings" represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

RISK FACTORS

        Before you make a decision to invest in the exchange notes of either series, you should be aware that such an investment involves various risks, uncertainties and factors including those described in this prospectus and the documents we have incorporated by reference. If any of those risks actually occurs, then our business, financial condition, results of operations or cash flows could be materially adversely affected. You should also consider carefully the discussion of risk factors in our other current filings with the SEC under the Exchange Act, particularly under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this prospectus.

Risks Related to the Exchange Notes

The exchange notes will be our senior unsecured obligations. As such, the exchange notes will be effectively junior in right of payment to any secured debt we may have (to the extent of the value of the assets securing such debt), to all existing and future debt and other liabilities of our subsidiaries that do not guarantee the exchange notes and to all existing and future secured debt of any of our subsidiaries that guarantee the exchange notes.

        The exchange notes will be our senior unsecured debt and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt. The exchange notes will be effectively junior in right of payment to all of our existing and future secured debt (to the extent of the value of the assets securing such debt), to all existing and future debt and liabilities of our subsidiaries that do not guarantee the exchange notes and to all existing and future secured debt of any of our subsidiaries that guarantee the exchange notes. If we are involved in any dissolution, liquidation or reorganization, our secured debt holders would be paid before you receive any amounts due under the exchange notes to the extent of the value of the assets securing their debt. In that event, you may not be able to recover any principal or interest you are due under the exchange notes.

We are a holding company and depend entirely on our operating subsidiaries' distributions to service our debt obligations.

        We are a holding company with no material operations. If we cannot receive cash distributions from our operating subsidiaries, we will not be able to meet our debt service obligations. Our operating subsidiaries may from time to time incur additional indebtedness under agreements that contain restrictions, which could further limit each operating subsidiary's ability to make distributions to us.

        The exchange notes and any guarantees issued by the Subsidiary Guarantors (as defined under the caption "Description of Exchange Notes—Potential Guarantee of Exchange Notes by Subsidiaries") will be structurally subordinated to the claims of the creditors of any of our operating subsidiaries who are not guarantors of the exchange notes. Holders of the exchange notes will not be creditors of our operating subsidiaries who have not guaranteed the exchange notes. Claims of our non-guarantor operating subsidiaries' creditors will generally have priority as to the assets of such operating subsidiaries over our own ownership interest claims and will therefore have priority over the holders of our debt, including the exchange notes. Our non-guarantor operating subsidiaries' creditors may include:

  •
  general creditors;

  •
  trade creditors;

  •
  secured creditors;

  •
  taxing authorities; and

  •
  creditors holding guarantees.

You cannot be sure that an active trading market will develop for the exchange notes.

        There is no established trading market for the exchange notes. If a large number of holders of outstanding notes do not tender outstanding notes or tender outstanding notes improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could adversely affect future development of a market for these exchange notes. In addition, the liquidity of any trading market in the exchange notes and the market prices quoted for the exchange notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally. As a result, we cannot assure you that an active trading market will develop or be maintained for the exchange notes. If an active market does not develop or is not maintained, the market price and liquidity of the exchange notes of each series may be adversely affected.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the exchange notes or to repay them at maturity.

        Unlike a corporation, our partnership agreement requires us to distribute, on a quarterly basis, 100% of our available cash to our unitholders of record (other than the holders of our Class C units and i-units) and our general partner. Available cash is generally all of our cash receipts adjusted for cash distributions and net changes to reserves. Enbridge Management as delegate of our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves in amounts it determines in its reasonable discretion to be necessary or appropriate:

  •
  to provide for the proper conduct of our business (including reserves for possible rate refunds or future capital expenditures);

  •
  to provide funds for distributions to our unitholders (other than the holders of our Class C units and i-units) and the general partner for any one or more of the next four calendar quarters; or

  •
  to comply with applicable law or any of our loan or other agreements.

        Although our payment obligations to our unitholders are subordinate to our payment obligations to you, the value of our units will likely decrease if we decrease the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue equity to recapitalize, to service the exchange notes or repay them at maturity.

Tax Risks

If we were to become subject to entity-level taxation for U.S. federal income tax purposes or in states where we are not currently subject to entity-level taxation, our cash available for payment on the exchange notes could be materially reduced.

        Under current law, we are treated as a partnership for U.S. federal income tax purposes, and as a result, we do not pay any U.S. federal income tax at the entity level. In order to qualify for this treatment, we must derive at least 90% of our annual gross income from specified activities and investments. While we believe that we currently do qualify and intend to meet this income requirement, we may not find it possible, regardless of our efforts, to meet this income requirement or may inadvertently fail to meet this income requirement. Additionally, current law may change so as to cause us to be treated as a corporation for U.S. federal income tax purposes without regard to our sources of income or otherwise subject us to entity-level taxation.

        If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income taxes at varying rates in some states where we are not currently subject to state income tax. If we were required to pay tax on our taxable income, our anticipated cash flow could be materially reduced, which could materially and adversely affect our ability to make payments on the exchange notes and on our other debt obligations.

        In addition, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, we are subject to entity-level taxes in Texas and Michigan. Texas imposes a franchise tax on our gross income apportioned to Texas at a maximum effective rate of 0.70%. The Michigan business tax imposes: (1) a tax on our modified gross receipts allocated or apportioned to Michigan (at the overall rate of approximately 0.98%) and (2) a tax on our business income allocated or apportioned to Michigan (at the overall rate of approximately 6.04%). The imposition of such taxes on us by Texas and Michigan, or by any other state, will reduce the cash available for payment on the exchange notes and on our other debt obligations.

USE OF PROCEEDS

        Each exchange offer is intended to satisfy our obligations under the applicable registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offers. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of each series of exchange notes are identical in all respects to the form and terms of the applicable series of outstanding notes, except the exchange notes do not include certain transfer restrictions, registration rights or provisions for additional interest. Outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

        We received net proceeds of approximately $790 million from the sale of the outstanding notes on April 3, 2008. We used the net proceeds from that offering to repay a portion of our outstanding commercial paper and credit facility borrowings that we previously incurred to finance a portion of our capital expansion projects. A portion of the net proceeds from the offering were temporarily invested in short-term investment grade securities pending their use for such purposes. We may issue additional commercial paper or borrow under the terms of our credit facility at any time for our capital expenditures or other partnership purposes.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,					Three Months Ended March 31, 2008
	2003	2004	2005	2006	2007
Ratio of earnings to fixed charges	2.25x	2.49x	1.75x	3.25x	2.17x	2.81x

        For purposes of computing the ratio of earnings to fixed charges:

  •
  "fixed charges" represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

  •
  "earnings" represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

EXCHANGE OFFERS

        We sold the outstanding notes on April 3, 2008, pursuant to the purchase agreement dated as of March 31, 2008, by and among us and the initial purchasers named therein. The outstanding notes were subsequently offered by the initial purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act or through offshore transactions in reliance on Regulation S.

Purpose and Effect of the Exchange Offers

        In connection with the issuance of the outstanding notes, we and the initial purchasers entered into registration rights agreements with respect to each series of outstanding notes. Pursuant to the registration rights agreements, and unless the exchange offer was not permitted by applicable law or SEC policy, we agreed to:

  •
  file with the SEC, no later than 90 days after the closing date of the offering of the outstanding notes, an exchange offer registration statement under the Securities Act for the exchange notes; and

  •
  use our reasonable best efforts to cause the exchange offer registration statement for the exchange notes to become effective no later than 210 days after the closing date.

        When the exchange offer registration statement is effective, we will offer the holders of the outstanding notes who are able to make certain representations described below the opportunity to exchange their notes for the exchange notes in the exchange offers. The exchange offers will be open for a period of at least 30 days. We will use our reasonable best efforts to cause the exchange offers to be completed within 30 business days after the exchange offer registration statement becomes effective. During the exchange offer period, we will exchange the exchange notes for all outstanding notes properly surrendered and not withdrawn before the expiration date. The exchange notes will be registered and the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding notes will not apply to the exchange notes.

        Under the existing interpretations by the staff of the SEC, the exchange notes generally will be freely transferable after the exchange offers without further registration under the Securities Act, except that broker-dealers receiving exchange notes in the exchange offers will be subject to a prospectus delivery requirement with respect to resales of those exchange notes. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the outstanding notes) by delivery of the prospectus contained in the exchange offer registration statement. Under the registration rights agreements, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such exchange notes. We have agreed that, for a period of up to 210 days following consummation of the exchange offers for each series of outstanding notes, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

        If you wish to participate in the exchange offers, you will be required to make certain representations, including representations that:

  •
  any exchange notes received by you will be acquired in the ordinary course of your business;

  •
  you are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution, within the meaning of the Securities Act, of the exchange notes; and

  •
  you are not an affiliate, as defined in Rule 405 under the Securities Act, of us.

        If you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes.

        We have agreed that if the outstanding notes are not freely tradeable pursuant to Rule 144 under the Securities Act and:

  •
  we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

  •
  for any reason, the exchange offer is required to be but not consummated within the required time period; or

  •
  any holder of notes notifies us following the consummation of the exchange offer that:

  (a)
  it is prohibited by law or SEC policy from participating in the exchange offer; or

  (b)
  it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

  (c)
  it is a broker-dealer and owns notes acquired directly from us or an affiliate of us,

we will file with the SEC a shelf registration statement (the "Shelf Registration Statement") to cover resales of the notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. We will use our reasonable best efforts to cause the applicable registration statement to be declared effective by the SEC within the time periods specified in the following paragraph.

        Each registration rights agreement provides that:

  (1)
  unless the exchange offer would not be permitted by applicable law or SEC policy, we will file the Exchange Offer Registration Statement with the SEC on or prior to the 90th day after the issue date of the outstanding notes;

  (2)
  unless the exchange offer would not be permitted by applicable law or SEC policy, we will use our reasonable best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to the 210th day after the issue date of the outstanding notes;

  (3)
  unless such series of the outstanding notes shall be freely tradeable pursuant to Rule 144 of the Securities Act or unless the exchange offer would not be permitted by applicable law or SEC policy, we will

  (a)
  commence the exchange offer promptly after the exchange offer registration statement has been declared effective;

  (b)
  use our reasonable best efforts to keep the exchange offer registration statement effective until the closing of the exchange offer; and

  (c)
  use our reasonable best efforts to cause the exchange to be completed within 30 business days after the SEC declares the exchange offer registration statement effective; and

  (4)
  if obligated to file the Shelf Registration Statement, we will file the Shelf Registration Statement with the SEC on or prior to 20 days after such filing obligation arises and use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the SEC on or prior to 60 days after such obligation arises.

If the outstanding notes are not freely tradeable pursuant to Rule 144 under the Securities Act after the issue date of the outstanding notes, and:

  (1)
  we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

  (2)
  any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness; or

  (3)
  we fail to consummate the exchange offer within 260 days after the issue date of the outstanding notes; or

  (4)
  the Shelf Registration Statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of outstanding notes during the periods specified in the registration rights agreement, including during any blackout period relating to the Shelf Registration Statement permitted by the registration rights agreements (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then we will pay additional interest to each holder of outstanding notes, which will accrue from and including the date such Registration Default occurs and until it no longer exists or the date that the outstanding notes are freely tradeable under Rule 144 of the Securities Act, whichever first occurs.

        During the time that additional interest is accruing, the rate of additional interest will be 0.25% per annum during the first 90-day period and will increase by 0.25% per annum for each subsequent 90-day period, but in no event will the rate exceed 0.50% per annum in the aggregate regardless of the number of Registration Defaults. No additional interest will accrue if we timely file an exchange offer registration statement but are unable to complete the exchange offer because of a change in applicable law and we then proceed timely with the filing and effectiveness of the Shelf Registration Statement. If, after the cure of all Registration Defaults then in effect, there is a subsequent Registration Default, the rate of additional interest for such subsequent Registration Default will initially be 0.25% per annum, regardless of the additional interest rate in effect with respect to any prior Registration Default at the time of the cure of the Registration Default.

        All accrued additional interest will be paid by us on each interest payment date to the holders in the same manner as other interest is paid on the outstanding notes. See "Description of Notes—General."

        Following the cure of all Registration Defaults, the accrual of additional interest will cease. The provision for additional interest will be the only monetary remedy available to holders under the registration rights agreements.

        Holders of outstanding notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and to deliver certain information to be used in connection with the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their outstanding notes included in the Shelf Registration Statement and benefit from the provisions regarding additional interest set forth above. By acquiring outstanding notes, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of outstanding notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from us.

Resale of Exchange Notes

        Based on no-action letters of the SEC staff issued to third parties, we believe that exchange notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

  •
  you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

  •
  such exchange notes are acquired in the ordinary course of your business; and

  •
  you do not intend to participate in a distribution of the exchange notes.

        The SEC, however, has not considered the exchange offers for the exchange notes in the context of a no-action letter, and the SEC may not make a similar determination as in the no-action letters issued to these third parties.

        If you tender in the exchange offers with the intention of participating in any manner in a distribution of the exchange notes, you

  •
  cannot rely on such interpretations by the SEC staff; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        Unless an exemption from registration is otherwise available, any securityholder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling securityholder's information required by Item 507 of Regulation S-K under the Securities Act.

        This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically described in this prospectus. If you are a broker-dealer, you may participate in the exchange offers only if you acquired the outstanding notes as a result of market-making activities or other trading activities. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver this prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offers

        Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the applicable exchange offer. We will issue exchange notes in principal amount equal to the principal amount of outstanding notes surrendered in the exchange offers. Outstanding notes may be tendered only for exchange notes and only in denominations of $2,000 and integral multiples of $1,000.

        Neither exchange offer is conditioned upon the tender of any minimum aggregate principal amount of outstanding notes.

        As of the date of this prospectus, $400,000,000 in aggregate principal amount of 6.50% Notes due 2018, Series A and $400,000,000 in aggregate principal amount of 7.50% Notes due 2038, Series A are outstanding. This prospectus is being sent to DTC, the sole registered holder of the outstanding notes, and to all persons that we can identify as beneficial owners of the outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offers.

        We intend to conduct the exchange offers in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the "Exchange Act," and the rules and regulations of the SEC. Outstanding notes whose holders do not tender for exchange in the exchange offers will remain outstanding and continue to accrue interest. These outstanding notes will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the registration rights agreements.

        We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the applicable registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

        If you tender outstanding notes in the exchange offers, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offers. Please read "—Fees and Expenses" for more details regarding fees and expenses incurred in connection with the exchange offers.

        We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offers.

Expiration Date

        Each exchange offer will expire at 5:00 p.m., New York City time, on                        , 2008, unless, in our sole discretion, we extend it. We may extend one exchange offer without extending the other.

Extensions, Delays in Acceptance, Termination or Amendment

        We expressly reserve the right, at any time or various times, to extend the period of time during which either exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders at any time until the applicable exchange offer expires or terminates. During any such extensions, all outstanding notes previously tendered will remain subject to the applicable exchange offer, and we may accept them for exchange.

        To extend either exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of the applicable outstanding notes of the extension no later than 9:00 a.m. New York City time on the business day after the previously scheduled expiration date.

        If any of the conditions described below under "—Conditions to the Exchange Offers" have not been satisfied, we reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any outstanding notes,

  •
  to extend either exchange offer, or

  •
  to terminate either exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreements, we also reserve the right to amend the terms of either exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to holders of the applicable series of outstanding notes. If we amend an exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to holders of the applicable outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to holders, we will extend the applicable exchange offer if it would otherwise expire during such period. If an amendment constitutes a material change to an exchange offer, including the waiver of a material condition, we will extend the applicable exchange offer, if necessary, to remain open for at least five business days after the date of the amendment. In the event of any increase or decrease in the price of the outstanding notes or in the percentage of outstanding notes being sought by us, we will extend the applicable exchange offer to remain open for at least 10 business days after the date we provide notice of such increase or decrease to the registered holders of outstanding notes.

Conditions to the Exchange Offers

        We will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes if the applicable exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation or policy of the staff of the SEC. Similarly, we may terminate either exchange offer as provided in this prospectus before accepting outstanding notes for exchange in the event of such a potential violation.

        We will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under "—Purpose and Effect of the Exchange Offers," "—Procedures for Tendering" and "Plan of Distribution" and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the exchange notes under the Securities Act.

        Additionally, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the exchange offer registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

        We expressly reserve the right to amend or terminate either exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the applicable series of outstanding notes as promptly as practicable.

        These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times prior to the expiration of the exchange offers in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offers.

        Each exchange offer is independent of the other, and the closing of one exchange offer is not conditioned upon the closing of the other.

Procedures for Tendering

        To participate in an exchange offer, you must properly tender your applicable outstanding notes to the exchange agent as described below. We will only issue exchange notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes, and you should follow carefully the instructions on how to tender your outstanding notes. It is your responsibility to properly tender your outstanding notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we, nor the exchange agent is required to notify you of defects in your tender.

        If you have any questions or need help in exchanging your outstanding notes, please call the exchange agent whose address and phone number are described in the applicable letter of transmittal included as Annex A and Annex B to this prospectus.

        All of the outstanding notes were issued in book-entry form, and all of the outstanding notes of each series are currently represented by a global certificate for each series of notes held by Cede & Co. for the account of DTC. We have confirmed with DTC that the outstanding notes may be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of each exchange offer promptly after the commencement of the exchange offers, and DTC participants may electronically transmit their acceptance of the applicable exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an "agent's message" to the exchange agent. The agent's message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.

        By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

        There is no procedure for guaranteed late delivery of the outstanding notes.

        Determinations Under the Exchange Offers.    We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of either exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable following the expiration date of the exchange.

        When We Will Issue Exchange Notes.    In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under an exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date,

  •
  a book-entry confirmation of such outstanding notes into the exchange agent's account at DTC; and

  •
  a properly transmitted agent's message.

        Return of Outstanding Notes Not Accepted or Exchanged.    If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of an exchange offer.

        Your Representations to Us.    By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

  •
  any exchange notes that you receive will be acquired in the ordinary course of your business;

  •
  you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

  •
  you are not engaged in and do not intend to engage in the distribution of the exchange notes;

  •
  if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes, you acquired those outstanding notes as a result of market-making activities or other trading activities and you will deliver this prospectus, as required by law, in connection with any resale of the exchange notes; and

  •
  you are not our "affiliate," as defined in Rule 405 under the Securities Act.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date of the applicable exchange offer. For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the ATOP procedures.

        We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the applicable exchange offer.

        Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender, expiration or termination of an exchange offer. You may retender properly withdrawn outstanding notes by following the procedures described under "—Procedures for Tendering" above at any time on or prior to the expiration date of the applicable exchange offer.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offers and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        We will pay the cash expenses to be incurred in connection with each exchange offer. They include:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under each exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offers.

Consequences of Failure to Exchange

        If you do not exchange your outstanding notes for exchange notes under the applicable exchange offer, the outstanding notes you hold will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register outstanding notes under the Securities Act unless the registration rights agreements require us to do so.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offers.

Other

        Participation in an exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF EXCHANGE NOTES

        The exchange notes will be issued and the outstanding notes were issued under an Indenture dated as of May 27, 2003 (the "base indenture") among Enbridge Energy Partners, L.P., as issuer, and U.S. Bank National Association, as successor to SunTrust Bank, as trustee, as supplemented by the Seventh Supplemental Indenture, dated as of April 3, 2008 and relating to the 6.50% Notes due 2018 and as further supplemented by the Eighth Supplemental Indenture, dated as of April 3, 2008 and relating to the 7.50% Notes due 2038. In this "Description of Exchange Notes", unless otherwise indicated or the context otherwise requires, (i) references to the "exchange notes" are to both series of exchange notes, and (ii) references to the "notes" include (a) the outstanding notes of each series issued on April 3, 2008 and (b) the exchange notes. References to the "indenture" in this section mean, as to each series of the exchange notes, the base indenture as so supplemented. The same indenture will govern the outstanding notes and the exchange notes of the same series. In the description, all references to "we," "us" or "our" are to Enbridge Energy Partners, L.P. only, and not its subsidiaries, unless otherwise indicated. You can find the definitions of various terms used in this section under "—Certain Definitions" below.

        This description is intended to be an overview of the material provisions of the exchange notes of each series and the indenture, which are identical to the corresponding provisions of all notes of the same series. Unless a reference to exchange notes is expressly made in the following captioned paragraphs of this section, references to the notes in such paragraphs will include the exchange notes. This description is only a summary, so you should refer to the exchange notes of each series and the indenture, forms of which are available from us, for a complete description of our obligations and your rights.

        Neither the base indenture nor any indenture limits the amount of debt securities that we may issue. Debt securities may be issued under the base indenture from time to time in separate series, each up to the aggregate amount from time to time authorized for such series.

        If the exchange offer for a series of exchange notes is consummated, holders of outstanding notes of that series who do not exchange their notes for exchange notes of the same series will vote together with the holders of the exchange notes of that series for all relevant purposes, under the indenture. In that regard, the indenture requires that some actions by the holders under the indenture (including acceleration after an Event of Default) must be taken, and some rights must be exercised, by specified minimum percentages of the aggregate, principal amount of all outstanding debt securities issued under the indenture or of a specified series of debt securities under the base indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted or required under the indenture, any outstanding notes of either series that remain outstanding after the exchange offer will be aggregated with the exchange notes of the same series, and the holders of these outstanding notes and exchange notes will vote together as a single series for all such purposes. Accordingly, all references in this description to specified percentages in aggregate principal amount of the outstanding notes of either series mean, at any time after the exchange offer for the outstanding notes of that series is consummated, such percentage in aggregate principal amount of such outstanding notes and the exchange notes of the same series then outstanding.

General

        The Exchange Notes.    The exchange notes:

  •
  are our general unsecured, senior obligations;

  •
  together with the outstanding notes, constituted two new series of debt securities issued under the base indenture, and each series was initially limited to an aggregate principal amount of $400 million;

  •
  mature on April 15, 2018, in the case of the 6.50% Notes due 2018, Series B; and on April 15, 2038, in the case of the 7.50% Notes due 2038, Series B;

  •
  are not entitled to the benefit of any sinking funds; and

  •
  are issued only in book-entry form represented by one or more global notes through DTC participants or persons that hold interests through participants, including Clearstream or Euroclear. The global notes are registered in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC, and deposited with the trustee as custodian for DTC. Clearstream and Euroclear hold interests on behalf of their participants through holders' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn hold such interests in customers' securities accounts in the depositaries' names on the books of DTC.

        Interest.    Interest on the notes:

  •
  accrues at the rate of 6.50% per annum, in the case of the 6.50% Notes due 2018, and 7.50% per annum, in the case of the 7.50% Notes due 2038;

  •
  accrues from April 3, 2008 or the most recent interest payment date;

  •
  is payable in cash semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2008, or the most recent interest payment date;

  •
  is payable to holders of record as of the immediately preceding April 1 and October 1, respectively.

  •
  is computed on the basis of a 360-day year consisting of twelve 30-day months; and

  •
  is payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

        Payment and Transfer.    Initially, the exchange notes will be issued only in global form. Beneficial interests in notes in global form will be shown on, and transfers of interests in exchange notes in global form will be made only through, records maintained by DTC and its participants. Exchange notes in definitive form, if any, may be presented for registration of transfer or exchange at the office or agency maintained by us for such purpose. Initially, this will be the corporate trust office or agency of the trustee located at 100 Wall Street, 16th Floor, New York, New York 10005.

        Payment of principal of, premium, if any, and interest on exchange notes in global form registered in the name of DTC's nominee will be made in immediately available funds to DTC's nominee, as the registered holder of such global notes. If any of the exchange notes is no longer represented by a global note, payments of interest on exchange notes in definitive form may, at our option, be made at the corporate trust office or agency of the trustee indicated above or by check mailed directly to holders at their respective registered addresses or by wire transfer to an account designated by a holder of at least $1,000,000 of notes. All funds that we provide to the trustee or a paying agent for the payment of principal and any premium or interest on any exchange note that remain unclaimed at the end of two years will (subject to applicable abandoned property laws) be repaid to us, and the holder of such note must thereafter look only to us for payment as a general creditor.

        No service charge will be imposed for any registration of transfer or exchange of outstanding notes, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable upon transfer or exchange of outstanding notes. We are not required to register the transfer of or to exchange any outstanding note (1) selected or called for redemption or (2) during a period of 15 days before mailing notice of any redemption of outstanding notes.

        The registered holder of a note will be treated as its owner for all purposes, and all references in this description to "holders" mean holders of record, unless otherwise indicated.

        Replacement of Securities.    We will replace any mutilated, destroyed, lost or stolen notes at the expense of the holder upon surrender of the mutilated notes to the trustee or evidence of destruction, loss or theft of a note satisfactory to us and the trustee. In the case of a destroyed, lost or stolen note, we may require an indemnity satisfactory to the trustee and to us before a replacement note will be issued.

Additional Issuances

        We may, at any time and from time to time, without notice or the consent of the holders of the notes of each series, create and issue additional notes ranking equally and ratably with the outstanding notes of that series in all respects (except for the payment of interest accruing prior to the date such additional notes are initially issued under the indenture and the offering price and issue date), so that such additional notes form a single series with such outstanding notes and have the same terms as to status, redemption or otherwise as such outstanding notes.

Optional Redemption

        The notes of each series are redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed; and

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 50 basis points, for the 6.50% Notes due 2018, and 50 basis points, for the 7.50% Notes due 2038 plus, in either case, accrued interest to the date of redemption. The actual redemption price will be calculated and certified to the trustee and us by the Independent Investment Banker (as defined below).

        Notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, if less than all of the outstanding notes are to be redeemed, the redemption date, the redemption price (or the method of calculating it) and each place that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption on the redemption date. If less than all the notes are redeemed at any time, the trustee will select the notes to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate, but beneficial interests in notes in global form will be selected for redemption in accordance with DTC's customary practices.

        For purposes of determining the redemption price, the following definitions are applicable:

          "Comparable Treasury Issue" means the United States Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes to be redeemed.

          "Comparable Treasury Price" means, for any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

          "Independent Investment Banker" means Banc of America Securities LLC, Deustche Bank Securities Inc. or HSBC Securities (USA) Inc., as specified by us, and any successor firm, or if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

          "Reference Treasury Dealer" means each of Banc of America Securities LLC, Deustche Bank Securities Inc. and HSBC Securities (USA) Inc., plus two other dealers selected by the trustee that are primary U.S. government securities dealers in New York City and their respective successors; provided, if any of Banc of America Securities LLC, Deustche Bank Securities Inc. or HSBC Securities (USA) Inc. or any primary U.S. government securities dealer selected by the trustee shall cease to be a primary U.S. government securities dealer, then such other primary U.S. government securities dealers as may be substituted by the trustee.

          "Reference Treasury Dealer Quotations" means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

          "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week in which the calculation date falls (or in the immediately preceding week if the calculation date falls on any day prior to the usual publication date for such release) or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date. Any weekly average yields calculated by interpolation or extrapolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward.

        Except as set forth above, the notes are not redeemable by us prior to maturity, are not entitled to the benefit of any sinking fund and are not subject to repurchase by us at the option of the holders.

Ranking

        The notes of each series will remain unsecured, unless we are required to secure them as described below under "—Certain Covenants—Limitations on Liens." The notes will also remain our unsubordinated obligations and rank (1) senior in right of payment to all our existing and future subordinated indebtedness including any of our fixed/floating rate junior subordinated notes and (2) equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness.

        We currently conduct substantially all our operations through our subsidiaries, and our subsidiaries generate substantially all our operating income and cash flow. As a result, we depend on distributions or advances from our subsidiaries for funds to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we require to pay our debt service obligations, including payments on the notes. The notes are structurally subordinated to all obligations of our subsidiaries, including claims of trade payables, except for any subsidiary guarantees as described below under "—Potential Guarantee of Exchange Notes by Subsidiaries" and to all secured obligations of any of our subsidiaries. This means that you, as a holder of the notes, will have a junior position to the claims of creditors of such subsidiaries on their assets and earnings. The notes will also be effectively subordinated to any secured debt we may incur, to the extent of the value of the assets securing that debt. The indenture does not limit the amount of debt we or our subsidiaries may incur, and it permits us and our subsidiaries to incur some secured debt in addition to the existing 9.15% first mortgage notes of Enbridge Energy, Limited Partnership.

        As of March 31, 2008, as adjusted to give effect to the application of the net proceeds from the offering of the notes on April 3, 2008, we had an aggregate of $3,154.9 million of consolidated indebtedness. Of such amount of indebtedness, $3,154.9 million represents our indebtedness, of which $1,402.0 million (excluding the amount of the outstanding notes) ranks equally in right of payment with the notes, and $424 million represents indebtedness of subsidiaries that is effectively senior to the notes. As of March 31, 2008, our Subsidiaries had $424 million of indebtedness including $124 million of secured indebtedness to unaffiliated third parties that is included in our consolidated indebtedness.

Potential Guarantee of Exchange Notes by Subsidiaries

        Initially, the exchange notes will not be guaranteed by any of our subsidiaries. In the future, however, if our subsidiaries become guarantors or co-obligors of our Funded Debt, then these subsidiaries will jointly and severally, fully and unconditionally, guarantee our payment obligations under the exchange notes. We refer to any such Subsidiaries as "Subsidiary Guarantors" and sometimes to such guarantees as

"Subsidiary Guarantees." Each Subsidiary Guarantor will execute a supplement to the indenture and a notation of guarantee as further evidence of its guarantee.

        The obligations of each Subsidiary Guarantor under its guarantee of the exchange notes will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

  •
  all other contingent and fixed liabilities of the Subsidiary Guarantor; and

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  any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its guarantee.

Addition and Release of Subsidiary Guarantors

        The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to exchange notes of either series as described below under "—Defeasance and Discharge," then any Subsidiary Guarantee will be released with respect to that series. Further, if no default has occurred and is continuing under the indenture, a Subsidiary Guarantor will be unconditionally released and discharged from its guarantee:

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  automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the Subsidiary Guarantor;

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  automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

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  following delivery of a written notice by us to the trustee, upon the release of all guarantees by the Subsidiary Guarantor of any Funded Debt of ours, except the exchange notes.

        If at any time following any release of a Subsidiary Guarantor from its initial guarantee of the exchange notes pursuant to the third bullet point in the preceding paragraph, the Subsidiary Guarantor again guarantees any of our Funded Debt (other than our obligations under the indenture), then we will cause the Subsidiary Guarantor to again guarantee the exchange notes in accordance with the indenture.

Certain Covenants

        The following is a description of certain covenants of the indenture that limit our ability and the ability of our subsidiaries to take certain actions.

        Limitations on Liens.    We will not, nor, will we permit any subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property or upon any capital stock of any Restricted Subsidiary, whether owned or leased on the date of the indenture or thereafter acquired, to secure any Debt of ours or any other Person (other than senior debt securities issued under the base indenture constituting a part of the indenture), without in any such case making effective provision whereby all of the notes and other such debt securities then outstanding under the indenture are secured equally and ratably with, or prior to, such Debt so long as such Debt is so secured. There is excluded from this restriction:

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  any Lien on any property or assets owned by us or any Restricted Subsidiary in existence on May 27, 2003 or created pursuant to an "after-acquired property" clause or similar term in existence on such date in any mortgage, pledge agreement, security agreement or other similar instrument applicable to us or any Restricted Subsidiary and in existence on such date;

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  any Lien on any property or assets created at the time of acquisition of such property or assets by us or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within one year of such acquisition;

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  any Lien on any property or assets existing thereon at the time of the acquisition thereof by us or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by us or any Restricted Subsidiary), provided that such Lien only encumbers the property or assets so acquired;

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  any Lien on any property or assets of a Person existing thereon at the time such Person becomes a Restricted Subsidiary by acquisition, merger or otherwise, provided that such Lien is not incurred in anticipation of such Person becoming a Restricted Subsidiary;

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  any Lien on any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure Debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

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  any Lien in favor of us or any Restricted Subsidiary;

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  any Lien created or assumed by us or any Restricted Subsidiary in connection with the issuance of Debt the interest on which is excludable from gross income of the holder of such Debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or any subsidiary;

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  Permitted Liens;

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  any Lien securing Hedging Obligations of us or a Restricted Subsidiary up to an aggregate net amount at any time outstanding equal to the sum of $25.0 million plus 1% of Consolidated Net Tangible Assets;

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  any Lien on any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or assets permitted by the first nine bullet points, inclusive, above; or

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  any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any Lien, in whole or in part, that is referred to in the first ten bullet points, inclusive, above, or of any Debt secured thereby; provided, however, that the principal amount of Debt secured thereby shall not exceed the greater of (A) the principal amount of Debt so secured at the time of such extension, renewal, refinancing, refunding or replacement (plus the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement) and (B) the maximum committed principal amount of Debt so secured at such time; provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property or assets (including improvements, alterations and repairs on such property or assets) subject to the Lien so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property or assets).

        Notwithstanding the preceding, under the indenture, we may, and may permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property or capital stock of a Restricted Subsidiary to secure our Debt or the Debt of any other Person (other than senior debt securities issued under the base indenture constituting a part of the indenture) that is not excepted by bullet points one through eleven, inclusive, above without securing the notes and other such senior debt securities issued under the indenture, provided that the aggregate principal amount of all Debt then outstanding secured by such Lien and all other Liens not excepted by bullet points one through eleven, inclusive, above (but subject to the inclusion specified in the proviso following the two bullet points below), together with all net sale proceeds from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by bullet points one through four, inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below), does not exceed at any one time the greater of:

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  the amount of Debt then outstanding under the 9.15% first mortgage notes plus 2% of Consolidated Net Tangible Assets; and

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  10% of Consolidated Net Tangible Assets;

provided that, for purposes of both of the determinations above, the amount of any Debt then outstanding that is secured by one or more Liens under the mortgage securing the 9.15% first mortgage notes shall be considered as Debt incurred pursuant to a Lien that is not excepted by bullet points one through eleven, inclusive, of the previous paragraph. As of March 31, 2008, our Consolidated Net Tangible Assets was $5,777.4 million.

        Restriction on Sale-Leasebacks.    We will not, and will not permit any Restricted Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

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  the Sale-Leaseback Transaction occurs within one year from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later;

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  the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

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  we or such Restricted Subsidiary would be entitled under the limitations on liens covenant described above to incur Debt secured by a Lien on the Principal Property subject to the Sale-Leaseback Transaction in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the debt securities issued under the indenture; or

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  we or such Restricted Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption or retirement of any unsubordinated Funded Debt of us or any Funded Debt of a subsidiary of ours, or (B) investment in another Principal Property.

        Notwithstanding the preceding, we may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by bullet points one through four, inclusive, of the above paragraph, provided that the net sale proceeds from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding Debt (other than debt securities issued under the indenture) secured by Liens upon Principal Properties not excepted by bullet points one through eleven, inclusive, of the first paragraph of the limitations on liens covenant described above (but subject to the inclusion specified in the proviso following the two bullet points below), do not exceed at any one time the greater of:

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  the amount of Debt then outstanding under the 9.15% first mortgage notes plus 2% of Consolidated Net Tangible Assets; and

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  10% of Consolidated Net Tangible Assets;

provided that, for purposes of both of the determinations above, the amount of any Debt then outstanding that is secured by one or more Liens under the mortgage securing the 9.15% first mortgage notes shall be considered as Debt incurred pursuant to a Lien that is not excepted by bullet points one through eleven, inclusive, of the first paragraph of the limitation on liens covenant described above.

        Reports.    So long as any exchange notes are outstanding, we will:

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  for as long as we are required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after we are required to file with the SEC, copies of the annual reports and of the information, documents and other reports that we are required to file with the SEC pursuant to the Exchange Act;

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  if we are not required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after we would have been required to file with the SEC, financial statements (and with respect to annual reports, an auditors' report by a firm of established national reputation) and a Management's Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act; and

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  make information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act available to holders, securities analysts and prospective purchasers upon request.

        We are required to furnish to the trustee annually a statement as to our compliance with all covenants under the indenture.

Merger, Amalgamation, Consolidation and Sale of Assets

        We will not merge, amalgamate or consolidate with or into any other Person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any Person, whether in a single transaction or series of related transactions, except in accordance with the provisions of our partnership agreement, and unless:

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  we are the surviving Person in the case of a merger, or the surviving or transferee Person if other than us:

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  is a partnership, limited liability company or corporation organized under the laws of the United States, a state thereof or the District of Columbia; and

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  expressly assumes by supplemental indenture satisfactory to the trustee all of our obligations under the indenture and the notes issued under the indenture;

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  immediately after giving effect to the transaction or series of transactions, no default or Event of Default has occurred or is continuing;

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  if we are not the surviving Person, then each Subsidiary Guarantor, unless it is, the Person with which we have consummated a transaction under this provision, has confirmed that its guarantee of the notes will continue to apply to the obligations under the notes and the indenture; and

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  we have delivered to the trustee an officers' certificate and opinion of counsel, each stating that the merger, amalgamation, consolidation, sale, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required, the supplemental indenture, comply with the conditions set forth above and any other applicable provisions of the indenture.

        Thereafter, if we are not the surviving Person, the surviving or transferee Person will be substituted for us under the indenture. If we sell or otherwise dispose of (except by lease) all or substantially all of our assets and the above stated requirements are satisfied, we will be released from all our liabilities and obligations under the indenture and the notes. If we lease all or substantially all of our assets, we will not be so released from our obligations under the indenture and the notes.

Events of Default, Remedies and Notice

        Events of Default.    Each of the following events will be an "Event of Default" under the indenture with respect to each series of the notes:

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  default in any payment of interest on any note of that series when due that continues for 30 days;

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  default in the payment of principal of or premium, if any, on any note of that series when due at its stated maturity, upon redemption or otherwise;

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  failure by us or, so long as the notes of that series are guaranteed by a Subsidiary Guarantor, by such Subsidiary Guarantor, to comply for 60 days after notice with the other covenants or agreements under the indenture relating to the notes of that series;

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  default by us or any of our subsidiaries in the payment at the stated maturity, after the expiration of any applicable grace period, of principal of premium, if any, or interest on any Debt then outstanding having a principal amount in excess of the greater of $25 million and 2% of total partners' capital in our partnership, or acceleration of any Debt having a principal amount in excess of the greater of such amounts so that it becomes due and payable prior to its stated maturity and such acceleration is not rescinded within 30 days after notice;

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  certain events of bankruptcy, insolvency or reorganization of us or, so long as the notes of that series are guaranteed by a Subsidiary Guarantor, of such Subsidiary Guarantor; or

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  so long as the notes of that series are guaranteed by a Subsidiary Guarantor:

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  the guarantee by such Subsidiary Guarantor ceases to be in full force and effect, except as otherwise provided in the indenture;

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  the guarantee by such Subsidiary Guarantor is declared null and void in a judicial proceeding; or

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    such Subsidiary Guarantor denies or disaffirms its obligations under the indenture or its guarantee.

        As of March 31, 2008, 2% of total partners' capital was approximately $56.08 million.

        Exercise of Remedies.    An Event of Default for a particular series of notes will not necessarily constitute an Event of Default for the other series of notes or for any other series of debt securities that may be issued under the base indenture constituting a part of the indenture. If an Event of Default with respect to a series of notes, other than an Event of Default described in the fifth bullet point above, occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes of that series to be due and payable immediately. If an Event of Default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all debt securities outstanding under the indenture, including the notes, will become immediately due and payable without any declaration of acceleration or other act on the part of the trustee or any holders.

        A default under the third or fourth bullet point above will not constitute an Event of Default with respect to a series of notes until the trustee or the holders of 25% in principal amount of the outstanding notes of that series notify us and, if the notes are then guaranteed by a Subsidiary Guarantor, such Subsidiary Guarantor, of the default and such default is not cured within 60 days after receipt of notice.

        The holders of a majority in principal amount of the outstanding notes of a particular series may rescind any declaration of acceleration by the trustee or the holders with respect to the notes of that series, but only if:

  •
  rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

  •
  all existing Events of Default with respect to the notes of that series have been cured or waived, other than the nonpayment of principal, premium or interest on the notes of that series that have become due solely by the declaration of acceleration.

        The trustee will not be obligated, except as otherwise provided in the indenture, to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of notes of that series, unless such holders have offered to the trustee reasonable indemnity or security against any costs, liability or expense that may be incurred in exercising such rights or powers. No holder of notes of either series may pursue any remedy with respect to the indenture or the notes of that series, unless:

  •
  such holder has previously given the trustee notice that an Event of Default with respect to the notes of that series is continuing;

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  holders of at least 25% in principal amount of the outstanding notes of that series have requested that the trustee pursue the remedy;

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  such holders have offered the trustee reasonable indemnity or security against any cost, liability or expense to be incurred in pursuit of the remedy;

  •
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

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  the holders of a majority in principal amount of the outstanding notes of that series have not given the trustee a direction that is inconsistent with such request within such 60-day period.

        This provision does not, however, affect the right of a holder of a note to sue for enforcement of any overdue payment on its notes.

        The holders of a majority in principal amount of the notes of each series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any right or power conferred on the trustee with respect to the notes of that series. The trustee, however, may refuse to follow any direction that:

  •
  conflicts with law;

  •
  is inconsistent with any provision of the indenture;

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  the trustee determines is unduly prejudicial to the rights of any holder of notes of that series not taking part in such direction; or

  •
  would involve the trustee in personal liability.

        Notice of Default.    Within 30 days after the occurrence of any default or Event of Default, we are required to give written notice to the trustee and indicate the status of the default or Event of Default and what action we are taking or propose to take to cure it. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we and any Subsidiary Guarantor have complied with all covenants contained in the indenture and whether any default or Event of Default has occurred during the previous year.

        If a default with respect to the notes of a particular series occurs and is continuing and is known to the trustee, the trustee must mail to each holder of notes of that series a notice of the default within 90 days after the default occurs. Except in the case of a default in the payment of principal, premium or interest with respect to the notes of that series, the trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the trustee in good faith determines that withholding such notice is in the interests of the holders of notes of that series.

Defeasance and Discharge

        At any time, we may terminate our obligations under the indenture as they relate to the notes of either series, which we call a "legal defeasance." If we decide to make a legal defeasance, however, we may not terminate some of our obligations under the indenture, including our obligations:

  •
  relating to the defeasance trust, including the rights of holders to receive payments from the trust;

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  to register the transfer or exchange of the notes of that series;

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  to replace mutilated, destroyed, lost or stolen notes of that series; or

  •
  to maintain a registrar and paying agent in respect of the notes of that series.

        At any time we may also effect a "covenant defeasance," which means we have elected to terminate our obligations under or the operation of:

  •
  some of the covenants applicable to the notes of a particular series, including those described under "—Certain Covenants—Limitations on Liens" and "—Certain Covenants—Restriction on Sale-Leasebacks;"

  •
  the bankruptcy provisions with respect to a Subsidiary Guarantor; and

  •
  the cross acceleration and the guarantee provisions described under "—Events of Default, Remedies and Notice—Events of Default" above.

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes of the defeased series may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option for the notes of a particular series, payment of the notes of that series may not be accelerated because of an Event of Default specified in the fourth, fifth (with respect only to the Subsidiary Guarantor (if any)) or sixth bullet point under "Events of Default, Remedies and Notice—Events of Default." If we exercise either our legal defeasance option or our covenant defeasance option, any Subsidiary Guarantee will terminate with respect to the notes of the defeased series and any security that may have been granted with respect to such notes will be released.

        In order to exercise either defeasance option, we must:

  •
  irrevocably deposit in trust with the trustee money or U.S. government obligations for the payment of principal, premium, if any, and interest on the notes of the relevant series to redemption or stated maturity, as the case may be;

  •
  comply with other conditions, including that no default with respect to the notes of that series has occurred and is continuing after the deposit in trust; and

  •
  deliver to the trustee an opinion of counsel to the effect that holders of the notes of that series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

        In the event of any legal defeasance, holders of the notes of the relevant series would be entitled to look only to the trust fund for payment of principal of, premium, if any, and interest on their notes until maturity.

        Although the amount of money and U.S. government obligations on deposit with the trustee would be intended to be sufficient to pay amounts due on the notes of a defeased series at the time of their stated maturity, if we exercise our covenant defeasance option for the notes of either series and the notes are declared due and payable because of the occurrence of an Event of Default, such amount may not be sufficient to pay amounts due on the notes of that series at the time of the acceleration resulting from such Event of Default. We would remain liable for such payments, however.

        In addition, we may discharge all our obligations under the indenture with respect to notes of either series, other than our obligation to register the transfer of and exchange notes of that series, provided that we either:

  •
  deliver all outstanding notes of that series to the trustee for cancellation; or

  •
  all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption within one year, and in the case of this bullet point we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such notes, including interest to the stated maturity or applicable redemption date.

Amendment and Waiver

        We may amend the indenture without the consent of any holder of the notes to:

  •
  cure any ambiguity, defect or inconsistency;

  •
  make any change in respect of any series of debt securities issued under the base indenture constituting a part of the indenture that is not applicable to the notes;

  •
  provide for the assumption by a successor of our obligations under the indenture;

  •
  provide for the addition of any subsidiary of ours as a Subsidiary Guarantor, or to reflect the release of any Subsidiary Guarantor, in either case as provided in the indenture;

  •
  secure any notes or Subsidiary Guarantee;

  •
  add covenants for the protection of the holders or surrender any right or power conferred upon us or any Subsidiary Guarantor;

  •
  make any change that does not adversely affect the rights under the indenture of any holder;

  •
  add or appoint a successor or separate trustee;

  •
  comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939; or

  •
  establish the form or terms of debt securities of any series to be issued under the indenture.

        In addition, we may amend the indenture if the holders of a majority in principal amount of all affected notes of each series then outstanding under the indenture consent to it. We may not, however, without the consent of each holder of any affected note amend the indenture to:

  •
  reduce the percentage in principal amount of notes of either series whose holders must consent to an amendment;

  •
  reduce the rate of or extend the time for payment of interest on any notes;

  •
  reduce the principal of or extend the stated maturity of any notes;

  •
  reduce the premium payable upon the redemption of any notes or change the time at which any notes may be redeemed;

  •
  make any notes payable in currency other than U.S. dollars;

  •
  impair the right of any holder to receive payment of premium, if any, principal or interest with respect to such holder's notes on or after the applicable due date;

  •
  impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder's notes;

  •
  release any security that has been granted in respect of the notes, other than in accordance with the indenture;

  •
  make any change in the amendment provisions which require each holder's consent;

  •
  make any change in the waiver provisions; or

  •
  release a Subsidiary Guarantor other than in accordance with the indenture or modify such Subsidiary Guarantor's guarantee in any manner adverse to the holders.

        The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to all holders of notes of an affected series a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

        The holders of a majority in principal amount of the outstanding notes of each affected series may waive our compliance with certain covenants on behalf of all holders of notes of such series, including those described under "—Certain Covenants—Limitations on Liens" and "—Certain Covenants—Restriction on Sale-Leasebacks." The holders of a majority in principal amount of the outstanding notes of that series may, on behalf of all holders of notes of such series, waive any past default or Event of Default with respect to the notes of that series, except one in respect of:

  •
  the payment of principal of, or premium, if any, or any interest on any note of that series; or

  •
  a provision of the indenture which cannot be amended without the consent of the holder of each outstanding note affected.

No Personal Liability of General Partner or Enbridge Management

        None of Enbridge Energy Company, our general partner, Enbridge Management, as delegate of Enbridge Energy Company, or their respective directors, officers, employees, incorporators, members and stockholders, as such, will be liable for:

  •
  any of our obligations or the obligations of the Subsidiary Guarantor under the notes, any Subsidiary Guarantee or the indenture; or

  •
  any claim based on, in respect of, or by reason of, such obligations or their creation.

        The preceding paragraph does not change any obligation of our general partner to restore any negative balance in its capital account (maintained by us pursuant to our partnership agreement) upon liquidation of its interest in us.

        By accepting a note, each holder will be deemed to have waived and released all liability described in the first paragraph of this section. This waiver and release are part of the consideration for our issuance of the notes. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The indenture, any Subsidiary Guarantees and the notes will be governed by the laws of the State of New York.

Regarding the Trustee

        The indenture limits the right of the trustee, if it becomes our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest after a default has occurred under the indenture and is continuing, it must eliminate the conflict or resign as trustee.

        If an Event of Default occurs and is not cured or waived, the trustee is required to exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes unless they have offered to the trustee reasonable security and indemnity against the costs and liabilities that it may incur.

        U.S. Bank National Association, successor to SunTrust Bank, as the trustee under the indenture, may be a depositary for funds of, may make loans to and may perform other routine banking services for us and our affiliates in the normal course of business.

Certain Definitions

        "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom

  •
  all current liabilities (excluding (A) any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and

  •
  the amount (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on our consolidated balance sheet for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles in the United States, as in effect from time to time.

        "Debt" means any obligation created or assumed by any Person for the repayment of money borrowed, any purchase money obligation created or assumed by such Person and any guarantee of the foregoing.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor statute.

        "Funded Debt" means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

        "Hedging Obligations" means, with respect to any Person, the net obligations (not the notional amount) of such Person under interest rate and commodity price swap agreements, interest rate and commodity price cap agreements, interest rate and commodity price collar agreements and foreign currency and commodity price exchange agreements, options or futures contracts or other similar agreements or arrangements or hydrocarbon hedge contracts or hydrocarbon forward sale contracts, in each case designed to protect such Person against fluctuations in interest rates, foreign exchange rates or commodity prices.

        "Lien" means, as to any Person, any mortgage, lien, pledge, security interest or other encumbrance in or on, or adverse interest or title of any vendor, lessor, lender or other secured party to or of the Person under conditional sale or other title retention agreement or capital lease with respect to, any property or asset of the Person.

        "Permitted Liens" means

  •
  Liens upon rights-of-way for pipeline purposes;

  •
  any statutory or governmental Lien, mechanics', materialmen's, carriers' or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction;

  •
  the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property or assets;

  •
  Liens for taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by us or any Restricted Subsidiary in good faith;

  •
  Liens arising under, or to secure performance of, leases, other than capital leases;

  •
  any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

  •
  any Lien upon property or assets acquired or sold by us or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

  •
  any Lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

  •
  any Lien upon any property or assets in accordance with customary banking practice to secure any Debt incurred by us or any Restricted Subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries;

  •
  any Lien in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control or similar revenue bonds; or

  •
  any easements, exceptions or reservations in any property or assets of us or any Restricted Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of our or the business of our subsidiaries, taken as a whole.

        "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization or government, or any agency or political subdivision thereof.

        "Principal Property" means

  •
  any pipeline or terminal property or asset owned or leased by us or any subsidiary, including any related property or asset employed in the transportation (including vehicles that generate transportation revenues), distribution, terminalling, gathering, treating, processing, marketing or storage of crude oil or refined petroleum products, natural gas, natural gas liquids, fuel additives or petrochemicals, which property or assets are located in the United States or Canada, and

  •
  any processing or manufacturing plant or terminal owned or leased by us or any Subsidiary that is located within the United States or Canada,

        except, in the case of either preceding bullet point,

  •
  any property or asset consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles (but excluding vehicles that generate transportation revenues as provided above), and

  •
  any such property or asset, plant or terminal which, in the opinion of the board of directors of Enbridge Management, is not material in relation to the activities of us and our subsidiaries, taken as a whole.

        "Restricted Subsidiary means any of our subsidiaries owning or leasing, directly or indirectly through ownership in another subsidiary, any Principal Property.

        "Sale-Leaseback Transaction" means the sale or transfer by us or any Restricted Subsidiary of any Principal Property to a Person (other than us or a Restricted Subsidiary) and the taking back by us or any Restricted Subsidiary, as the case may be, of a lease of such Principal Property.

        "Securities Act" means the Securities Act of 1933, as amended, and any successor statute.

        "subsidiary" means, with respect to any Person,

  •
  any other Person of which more than 50% of the total voting power of capital interests (without regard to any contingency to vote in the election of directors, managers, trustees, or equivalent persons), at the time of such determination, is owned or controlled, directly or indirectly, by such Person or one or more of the subsidiaries of such Person;

  •
  in the case of a partnership, any Person of which more than 50% of the partners' capital interests (considering all partners' capital interests as a single class), at the time of such determination, is owned or controlled, directly or indirectly, by such Person or one or more of the subsidiaries of such Person; or

  •
  any other Person in which such Person or one or more of the subsidiaries of such Person have the power to control, by contract or otherwise, the board of directors, managers, trustees or equivalent governing body, or otherwise control, such other Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of material U.S. federal income tax consequences relevant to the exchange of exchange notes for the outstanding notes and the ownership and disposition of the exchange notes by the holders thereof. This discussion is limited to the U.S. federal income tax consequences to the holders who acquire the exchange notes in exchange for outstanding notes that were purchased on original issuance at the "issue price," which equals the first price at which a substantial amount of the outstanding notes were sold to investors (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and hold the exchange notes as capital assets for U.S. federal income tax purposes (generally property held for investment). This discussion does not address the tax consequences to holders who acquire their exchange notes in exchange for subsequently purchased outstanding notes or to subsequent purchasers of exchange notes.

        This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, this discussion does not address:

  •
  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), regulated investment companies, expatriates, real estate investment trusts, tax-exempt entities or insurance companies;

  •
  tax consequences to persons holding the exchange notes as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

  •
  tax consequences to U.S. holders (as defined below) whose "functional currency" is not the U.S. dollar;

  •
  the U.S. federal estate, gift or alternative minimum tax consequences, if any, to holders of the exchange notes; or

  •
  any state, local or foreign tax consequences.

        If a partnership or other entity classified as a partnership for U.S. federal tax purposes holds the exchange notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the exchange notes, you should consult your own tax advisors.

        This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury regulations promulgated thereunder, published rulings and judicial decisions as of the date of this prospectus. The foregoing authorities are subject to change or differing interpretations at any time with possible retroactive effect. No advance tax ruling has been sought or obtained from the Internal Revenue Service (the "IRS") regarding the U.S. federal income tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

        This discussion is provided for general information only and does not constitute legal advice to any holder of the exchange notes. If you are considering exchanging outstanding notes for exchange notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences of such exchange and the ownership and disposition of the exchange notes in light of your particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Classification of the Exchange Notes

        We intend to take the position that, under current law and interpretations thereof, the exchange notes will be classified for U.S. federal income tax purposes as indebtedness that is not subject to special tax treatment under the Treasury regulations applicable to "contingent payment debt instruments." No assurance can be given, however, that the IRS will not challenge such position or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the exchange notes will be classified as indebtedness for U.S. federal income tax purposes that is not subject to special tax treatment under the Treasury regulations applicable to "contingent payment debt instruments."

Consequences to U.S. Holders

        The following summarizes the material U.S. federal income tax consequences to U.S. holders of the exchange of outstanding notes for exchange notes and the ownership and disposition of the exchange notes. For purposes of this discussion, a "U.S. holder" is a beneficial owner of exchange notes who or that is for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents);

  •
  a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Interest on the Exchange Notes

        The stated interest on an exchange note will be includible in a U.S. holder's gross income as ordinary interest income in accordance with the U.S. holder's usual method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption, or Other Disposition of the Exchange Notes

        Upon the sale, exchange (other than pursuant to the exchange offer), redemption or other disposition of the exchange notes, a U.S. holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition and such U.S. holder's adjusted tax basis in the exchange notes. A U.S. holder's amount realized will equal the amount of any cash received plus the fair market value of any other property received for the exchange notes. The amount realized will not include any amount attributable to accrued but unpaid interest, which will constitute ordinary income if not previously included in income.

        The gain or loss recognized by a U.S. holder will generally be capital gain or loss and will generally be long-term capital gain or loss if the U.S. holder's holding period for the exchange note is more than one year. Long-term capital gains of non-corporate taxpayers are currently taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

        The exchange of an outstanding note for an exchange note by a U.S. holder will not constitute a taxable exchange for U.S. federal income tax purposes, and any U.S. holder who exchanges an outstanding note for an exchange note will have the same adjusted tax basis and holding period in the exchange note as such U.S. holder had in the outstanding note immediately prior to the exchange.

Consequences to Non-U.S. Holders

        The following summarizes the material U.S. federal income tax consequences to non-U.S. holders of the exchange of outstanding notes for exchange notes and the ownership and disposition of the exchange notes. For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of exchange notes who or that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

        Special rules not discussed below may apply to certain non-U.S. holders subject to special tax treatment such as "controlled foreign corporations" or "passive foreign investment companies." Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Interest on the Exchange Notes

        Any payment to a non-U.S. holder of interest on the exchange notes will be exempt from U.S. federal income and withholding tax, provided that:

  •
  such payment is not effectively connected with the conduct by such non-U.S. holder of a U.S. trade or business;

  •
  the non-U.S. holder does not actually or constructively own 10% or more of the capital or profits interest in us;

  •
  the non-U.S. holder is not a controlled foreign corporation within the meaning of the Code that is directly or indirectly related to us through stock ownership;

  •
  the non-U.S. holder is not a bank that acquired the exchange notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  (i) the non-U.S. holder provides its name and address and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN (or other applicable form)), or (ii) the non-U.S. holder holds its exchange notes through certain foreign intermediaries and it satisfies the certification requirements of applicable Treasury regulations.

        If a non-U.S. holder cannot satisfy the requirements described above, payments of interest on the exchange notes will be subject to a 30% U.S. federal withholding tax unless the non-U.S. holder provides us, our paying agent or the person who would otherwise be required to withhold tax with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding tax under the benefit of an applicable tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the exchange notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder's conduct of a U.S. trade or business.

        If a non-U.S. holder is engaged in a U.S. trade or business and interest on the exchange notes is effectively connected with the conduct of such U.S. trade or business (and, if an income tax treaty applies, such interest is attributable to a "permanent establishment" maintained by the non-U.S. holder within the United States), the non-U.S. holder will be subject to U.S. federal income tax on such interest on a net income basis (although exempt from the 30% U.S. federal withholding tax provided the certification requirements discussed above are satisfied) in generally the same manner as if the non-U.S. holder were a U.S. holder, subject to any modification provided under an applicable income tax treaty. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a "branch profits tax" equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a U.S. trade or business. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

Sale, Exchange, Redemption, or Other Disposition of the Exchange Notes

        Any gain realized by a non-U.S. holder upon the sale, exchange, redemption or other disposition of the exchange notes will generally not be subject to U.S. federal income tax or withholding tax unless:

  •
  such gain is effectively connected with the non-U.S. holder's conduct of a U.S. trade or business (and, if an applicable income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder within the United States);

  •
  in the case of an amount which is attributable to interest, the non-U.S. holder does not meet the conditions for exemption from U.S. federal withholding tax, as described above; or

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange, redemption or other disposition, and certain other conditions are met.

        If a non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale, exchange, redemption or other disposition of an exchange note, and certain other requirements are met, such non-U.S. holder will generally be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on any such realized gain.

        If a non-U.S. holder is engaged in a U.S. trade or business and gain on the exchange notes is effectively connected with the conduct of such U.S. trade or business (and, if an income tax treaty applies, such gain is attributable to a "permanent establishment" maintained by the non-U.S. holder in the United States), the non-U.S. holder will be subject to U.S. federal income tax on such gain on a net income basis generally in the same manner as if it were a U.S. holder subject to any modification provided under an applicable income tax treaty. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a "branch profits tax" equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a U.S. trade or business. For this purpose, gain will be included in the earnings and profits of such foreign corporation.

Backup Withholding and Information Reporting

        Information returns may be filed with the IRS in connection with the payments on the exchange notes and the proceeds from the sale or other disposition of the exchange notes. In addition, copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to tax authorities of the country in which a non-U.S. holder resides.

        A U.S. holder may be subject to U.S. backup withholding tax on these payments if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from U.S. backup withholding tax.

        A non-U.S. holder will generally not be subject to U.S. backup withholding tax on these payments provided that such non-U.S. holder certifies as to its foreign status or otherwise establishes an exemption and, in addition, the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined in the Code.

        U.S. backup withholding tax is not an additional tax. The amount of any U.S. backup withholding tax from a payment will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

        Holders should consult their tax advisors regarding the application of backup withholding and information reporting.

PLAN OF DISTRIBUTION

        Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer exchange notes of either series issued under the exchange offers in exchange for the outstanding notes if:

  •
  you acquire the exchange notes in the ordinary course of your business; and

  •
  you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes.

        You may not participate in the exchange offers if you are:

  •
  our "affiliate" within the meaning of Rule 405 under the Securities Act; or

  •
  a broker-dealer that acquired outstanding notes directly from us.

        Each broker-dealer that receives exchange notes of either series for its own account pursuant to the exchange offers must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as these exchange offers, other than a resale of an unsold allotment from the original sale of the outstanding notes, with this prospectus. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 210 days after the consummation of the exchange offers, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in exchange notes may be required to deliver this prospectus.

        If you wish to exchange exchange notes of either series for your outstanding notes of the applicable series in the applicable exchange offer, you will be required to make representations to us as described in "Exchange Offers—Purpose and Effect of the Exchange Offers" and "Exchange Offers—Procedures for Tendering—Your Representations to Us" in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your outstanding notes in the applicable exchange offer. In addition, if you are a broker-dealer who receives exchange notes of either series for your own account in exchange for outstanding notes of the applicable series that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver this prospectus in connection with any resale by you of such exchange notes.

        We will not receive any proceeds from any sale of exchange notes of either series by broker-dealers. Exchange notes of either series received by broker-dealers for their own account pursuant to the applicable exchange offer may be sold from time to time in one or more transactions:

  •
  in the over-the-counter market;

  •
  in negotiated transactions;

  •
  through the writing of options on the exchange notes; or

  •
  a combination of such methods of resale;

at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices.

        Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes of either series that were received by it for its own account pursuant to the applicable exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering this prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 210 days after the consummation of the exchange offers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all reasonable expenses incident to the exchange offers (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Fulbright & Jaworski L.L.P. has issued an opinion about the legality of the exchange notes.

EXPERTS

        The consolidated financial statements of Enbridge Energy Partners, L.P. and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Enbridge Energy Partners, L.P. for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated statement of financial position of Enbridge Energy Company, Inc. at December 31, 2007 incorporated in this prospectus by reference to the Current Report on Form 8-K of Enbridge Energy Partners, L.P. has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the public reference room. You can also find our filings at the SEC's website at http://www.sec.gov and on our website at http://www.enbridgepartners.com. Information contained on our website is not part of this prospectus. In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        We incorporate by reference in this prospectus the information we have filed with the SEC, which means that we have disclosed important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and may replace this information and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until we terminate the offering made by this prospectus, other than information furnished to the SEC under Items 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2007;

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008;

  •
  Our Current Reports on Form 8-K dated January 3, 2008, February 27, 2008, April 7, 2008 and May 15, 2008; and

  •
  Item 5.02 of our Current Report on Form 8-K dated January 28, 2008.

        We have agreed that for so long as the notes remain outstanding, if we are no longer subject to the informational requirements of Section 13 or 15(d) of the Exchange Act, we will furnish to holders of the notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act, as amended, to permit compliance with Rule 144A in connection with the resale of the notes.

        This prospectus, which is a part of the exchange offer registration statement, does not contain all of the information found in the exchange offer registration statement. You should refer to the exchange offer registration statement, including its exhibits and schedules, for further information. You may obtain a copy of any or all of this information, the exchange offer registration statement and the SEC filings without charge, by request directed to us at the following address and telephone number:

    Investor Relations
    Enbridge Energy Partners, L.P.
    1100 Louisiana, Suite 3300
    Houston, Texas 77002
    866-337-4636 or
    866-EEP-INFO
    713-821-2000
    investor@enbridgepartners.com

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated in this prospectus by reference include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "continue," "estimate," "expect," "forecast," "intend," "may," "plan," "position," "projection," "strategy," "could," "should" or "will" or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, expressed or implied, concerning future actions, conditions or events or future operating results or the ability to generate revenue, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability or the ability of our affiliates to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include:

  •
  demand for, supply of, changes in forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and natural gas liquids or "NGLs" in the markets served by our systems, all of which may be affected by economic activity, capital expenditures by energy producers, weather, alternative energy sources, international events, conservation and technological advances;

  •
  throughput levels and rates;

  •
  changes in, or challenges to, our tariff rates;

  •
  our ability to successfully identify and consummate strategic acquisitions, make cost saving changes in operations and integrate acquired assets or businesses into our existing operations;

  •
  service interruptions in our liquids or natural gas systems;

  •
  disruptions, cutbacks or shutdowns on the supply and/or demand side of our businesses, including crude oil, natural gas and NGL producers, refineries, petrochemical plants, utilities, or other businesses for which we transport crude oil, natural gas or NGLs;

  •
  changes in laws or regulations, including tax laws or regulations, to which we are subject;

  •
  our inability to borrow or otherwise access funds needed for operations, expansions or capital expenditures as a result of existing debt agreements that contain restrictive financial covenants;

  •
  loss of key personnel;

  •
  the effects of competition, in particular, by other pipeline systems;

  •
  hazards and operating risks that may not be covered fully by insurance;

  •
  the condition of the capital markets in the United States;

  •
  the political and economic stability of the oil producing nations of the world; and

  •
  general economic conditions, including rates of inflation and interest rates.

        You should not put undue reliance on any forward-looking statements. When considering forwardlooking statements, please review the risk factors described under "Risk Factors" in our Annual Report on Form 10-K, and any updates to those risk factors included in our Quarterly Reports on Form 10-Q.

ANNEX A

LETTER OF TRANSMITTAL

To Tender

Outstanding 6.50% Series A Notes due 2018

of

ENBRIDGE ENERGY PARTNERS, L.P.

Pursuant to the Exchange Offer and Prospectus dated                       , 2008

        THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON                       , 2008 (THE "EXPIRATION DATE"), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE COMPANY.

The Exchange Agent for the Exchange Offer is:

U.S. Bank National Association

Attention: Specialized Finance
West Side Operations Center
60 Livingston Ave.
St. Paul, MN 55107

Telephone: 800-934-6802
Facsimile: 651-495-8158

        IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING 6.50% SERIES A NOTES DUE 2018 (THE "OUTSTANDING NOTES") FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF 6.50% SERIES B NOTES DUE 2018 PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) OUTSTANDING NOTES TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M. NEW YORK CITY TIME ON THE EXPIRATION DATE BY CAUSING AN AGENT'S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

        The undersigned hereby acknowledges receipt and review of the prospectus, dated                        , 2008 (the "Prospectus"), of Enbridge Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), and this Letter of Transmittal (the "Letter of Transmittal"), which together describe the Partnership's offer (the "Exchange Offer") to exchange its 6.50% Series B Notes due 2018 (the "Exchange Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 6.50% Series A Notes due 2018 (the "Outstanding Notes"). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

        The Partnership reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Partnership shall notify the Exchange Agent and each registered holder of the Outstanding Notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        This Letter of Transmittal is to be used by holders of the Outstanding Notes. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program ("ATOP") of the Depository Trust Company ("DTC") pursuant to the procedures set forth in the prospectus under the caption "The Exchange Offers—Procedures for Tendering." DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent's DTC account. DTC will then send a computer-generated message known as an "agent's message" to the exchange agent for its acceptance. For you to validly tender your Outstanding

Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent's message under the ATOP procedures that confirms that:

  •
  DTC has received your instructions to tender your Outstanding Notes; and

  •
  You agree to be bound by the terms of this Letter of Transmittal.

        By using the ATOP procedures to tender Outstanding Notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

        Ladies and Gentlemen:

        1.     By tendering Outstanding Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

        2.     By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Partnership to be necessary or desirable to complete the tender of Outstanding Notes.

        3.     The tender of the Outstanding Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Partnership as to the terms and conditions set forth in the Prospectus.

        4.     The Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the "Commission"), including Exxon Capital Holdings Corp., Commission No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., Commission No-Action Letter (available June 5, 1991) and Shearman & Sterling, Commission No-Action Letter (available July 2, 1993), that the Exchange Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Outstanding Notes exchanged for such Exchange Notes directly from the Partnership to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the "Securities Act") and any such holder that is an "affiliate" of the Partnership within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such Exchange Notes.

        5.     By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that:

          a.     the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

          b.     neither you nor any such other person is engaging in or intends to engage in a distribution of such Exchange Notes;

          c.     neither you nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes; and

          d.     neither the holder nor any such other person is an "affiliate," as such term is defined under Rule 405 promulgated under the Securities Act, of the Partnership.

        6.     You may, if you are unable to make all of the representations and warranties contained in paragraph 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Outstanding Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of April 3, 2008 relating to the 6.50% Series A Notes due 2018 (the "Registration Rights Agreement"), by and among the Partnership and the Initial Purchasers (as defined therein). Such election may be made only by notifying the Partnership in writing at 1100 Louisiana

Street, Suite 3300, Houston, Texas 77002, Attention: Chris Kaitson. By making such election, you agree, as a holder of Outstanding Notes participating in a shelf registration, to indemnify and hold harmless the Partnership, each of the directors of Enbridge Energy Management, L.L.C., the delegate of the general partner of the Partnership ("Enbridge Management"), each of the officers of Enbridge Management who signs such shelf registration statement on behalf of the Partnership, each person who controls the Partnership within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and each other holder of Outstanding Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

        7.     If you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Outstanding Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. If you are a broker-dealer and Outstanding Notes held for your own account were not acquired as a result of market-making or other trading activities, such Outstanding Notes cannot be exchanged pursuant to the Exchange Offer.

        8.     Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.     Book-Entry Confirmations.

        Any confirmation of a book-entry transfer to the Exchange Agent's account at DTC of Outstanding Notes tendered by book-entry transfer (a "Book-Entry Confirmation"), as well as an agent's message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M. New York City time on the Expiration Date.

2.     Partial Tenders.

        Tenders of Outstanding Notes will be accepted only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Outstanding Notes is not tendered, then Outstanding Notes for the principal amount of Outstanding Notes not tendered and Exchange Notes issued in exchange for any Outstanding Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Outstanding Notes are accepted for exchange.

3.     Validity of Tenders.

        All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Outstanding Notes will be determined by the Partnership, in its sole discretion, which determination will be final and binding. The Partnership reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Partnership, be unlawful. The Partnership also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Notes. The Partnership's interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Partnership shall determine. Although the Partnership intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Partnership, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders via the facilities of DTC, as soon as practicable following the Expiration Date.

ANNEX B

LETTER OF TRANSMITTAL

To Tender

Outstanding 7.50% Series A Notes due 2038

of

ENBRIDGE ENERGY PARTNERS, L.P.

Pursuant to the Exchange Offer and Prospectus dated                       , 2008

        THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON                             , 2008 (THE "EXPIRATION DATE"), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE COMPANY.

        The Exchange Agent for the Exchange Offer is:

        U.S. Bank National Association

Attention: Specialized Finance
West Side Operations Center
60 Livingston Ave.
St. Paul, MN 55107

        Telephone: 800-934-6802
Facsimile: 651-495-8158

        IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING 7.50% SERIES A NOTES DUE 2038 (THE "OUTSTANDING NOTES") FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF 7.50% SERIES B NOTES DUE 2038 PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) OUTSTANDING NOTES TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M. NEW YORK CITY TIME ON THE EXPIRATION DATE BY CAUSING AN AGENT'S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

        The undersigned hereby acknowledges receipt and review of the prospectus, dated                        , 2008 (the "Prospectus"), of Enbridge Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), and this Letter of Transmittal (the "Letter of Transmittal"), which together describe the Partnership's offer (the "Exchange Offer") to exchange its 7.50% Series B Notes due 2038 (the "Exchange Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 7.50% Series A Notes due 2038 (the "Outstanding Notes"). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

        The Partnership reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Partnership shall notify the Exchange Agent and each registered holder of the Outstanding Notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        This Letter of Transmittal is to be used by holders of the Outstanding Notes. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program ("ATOP") of the Depository Trust Company ("DTC") pursuant to the procedures set forth in the prospectus under the caption "The Exchange Offers—Procedures for Tendering." DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent's DTC account. DTC will then send a computer-generated message known as an "agent's message" to the exchange agent for its acceptance. For you to validly tender your Outstanding

Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent's message under the ATOP procedures that confirms that:

  •
  DTC has received your instructions to tender your Outstanding Notes; and

  •
  You agree to be bound by the terms of this Letter of Transmittal.

        By using the ATOP procedures to tender Outstanding Notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

        Ladies and Gentlemen:

        1.     By tendering Outstanding Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

        2.     By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Partnership to be necessary or desirable to complete the tender of Outstanding Notes.

        3.     The tender of the Outstanding Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Partnership as to the terms and conditions set forth in the Prospectus.

        4.     The Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the "Commission"), including Exxon Capital Holdings Corp., Commission No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., Commission No-Action Letter (available June 5, 1991) and Shearman & Sterling, Commission No-Action Letter (available July 2, 1993), that the Exchange Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Outstanding Notes exchanged for such Exchange Notes directly from the Partnership to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the "Securities Act") and any such holder that is an "affiliate" of the Partnership within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such Exchange Notes.

        5.     By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that:

          a.     the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

          b.     neither you nor any such other person is engaging in or intends to engage in a distribution of such Exchange Notes;

          c.     neither you nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes; and

          d.     neither the holder nor any such other person is an "affiliate," as such term is defined under Rule 405 promulgated under the Securities Act, of the Partnership.

        6.     You may, if you are unable to make all of the representations and warranties contained in paragraph 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Outstanding Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of April 3, 2008 relating to the 7.50% Series A Notes due 2038 (the "Registration Rights Agreement"), by and among the Partnership and the Initial Purchasers (as defined therein). Such election may be made only by notifying the Partnership in writing at 1100 Louisiana

Street, Suite 3300, Houston, Texas 77002, Attention: Chris Kaitson. By making such election, you agree, as a holder of Outstanding Notes participating in a shelf registration, to indemnify and hold harmless the Partnership, each of the directors of Enbridge Energy Management, L.L.C., the delegate of the general partner of the Partnership ("Enbridge Management"), each of the officers of Enbridge Management who signs such shelf registration statement on behalf of the Partnership, each person who controls the Partnership within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and each other holder of Outstanding Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

        7.     If you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Outstanding Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. If you are a broker-dealer and Outstanding Notes held for your own account were not acquired as a result of market-making or other trading activities, such Outstanding Notes cannot be exchanged pursuant to the Exchange Offer.

        8.     Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.     Book-Entry Confirmations.

        Any confirmation of a book-entry transfer to the Exchange Agent's account at DTC of Outstanding Notes tendered by book-entry transfer (a "Book-Entry Confirmation"), as well as an agent's message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M. New York City time on the Expiration Date.

2.     Partial Tenders.

        Tenders of Outstanding Notes will be accepted only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Outstanding Notes is not tendered, then Outstanding Notes for the principal amount of Outstanding Notes not tendered and Exchange Notes issued in exchange for any Outstanding Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Outstanding Notes are accepted for exchange.

3.     Validity of Tenders.

        All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Outstanding Notes will be determined by the Partnership, in its sole discretion, which determination will be final and binding. The Partnership reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Partnership, be unlawful. The Partnership also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Notes. The Partnership's interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Partnership shall determine. Although the Partnership intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Partnership, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders via the facilities of DTC, as soon as practicable following the Expiration Date.

Until                , 2008 all dealers that effect transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

Enbridge Energy Partners, L.P.
Offer to Exchange
Registered
$400,000,000 of 6.50% Series B Notes due 2018
for
Outstanding
$400,000,000 of 6.50% Series A Notes due 2018
and
Offer to Exchange
Registered
$400,000,000 of 7.50% Series B Notes due 2038
for
Outstanding
$400,000,000 of 7.50% Series A Notes due 2038

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Capitalized terms used but not defined in Part II have the meanings ascribed to them in the prospectus contained in this Registration Statement.

ITEM 20.    Indemnification of Directors and Officers

Enbridge Partners

        Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited partnership agreement, a Delaware limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The partnership agreement of Enbridge Partners provides that Enbridge Partners will indemnify (to the fullest extent permitted by applicable law) certain persons (each, an "Indemnitee") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without imitation, legal fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any claim, demand, action, suit or proceeding to which the Indemnitee is or was an actual or threatened party and which relates to the partnership agreement of Enbridge Partners or the property, business, affairs or management of Enbridge Partners. This indemnity is available only if the Indemnitee acted in good faith, in a manner in which such Indemnitee believed to be in, or not opposed to, the best interests of Enbridge Partners and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Indemnitees include the general partner, any Departing Partner (as defined in the partnership agreement of Enbridge Partners), any affiliate of the general partner or any Departing Partner, any person who is or was a director, officer, employee or agent of the general partner or any Departing Partner or any affiliate of either, or any person who is or was serving at the request of the general partner, any Departing Partner, or any such affiliate as a director, officer, partner, trustee, employee or agent of another person. Expenses subject to indemnity will be paid by the applicable partnership to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. Enbridge Partners will, to the extent commercially reasonable, purchase and maintain insurance on behalf of the Indemnitees, whether or not Enbridge Partners would have the power to indemnify such Indemnitees against liability under the applicable partnership agreement.

Enbridge Management

        Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever. Enbridge Management's limited liability company agreement provides that Enbridge Management will indemnify the members of the board and the officers of Enbridge Management from liabilities arising in the course of such persons' service to Enbridge Management, provided that the indemnitee acted in good faith and in a manner which such indemnitee believed to be in or not opposed to the best interests of Enbridge Management and, with respect to any criminal proceeding, had no reasonable cause to believe such indemnitee's conduct was unlawful. Such liabilities include all losses, claims, damages, expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interests, settlements and other amounts, provided that with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe its conduct was unlawful. Enbridge Management expects to be included within the same coverage available to Enbridge Energy Company for directors' and officers' liability insurance for potential liability under such indemnification. The holders of shares will not be personally liable for such indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.    Exhibits and Financial Statement Schedules.

Exhibit No.	Description
3.1	Certificate of Limited Partnership of the Partnership (incorporated by reference to Exhibit 3.1 of the Partnership's Registration Statement No. 33-43425).
3.2	Certificate of Amendment to Certificate of Limited Partnership of the Partnership (incorporated by reference to Exhibit 3.2 of the Partnership's 2000 Form 10-K/A dated October 9, 2001).
3.3	Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated August 15, 2006 (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K dated August 16, 2006).
3.4	First Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated December 28, 2007 (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K dated January 3, 2008).
4.1	Form of Certificate representing Class A Common Units (incorporated by reference to Exhibit 4.1 of the Partnership's 2000 Form 10-K/A dated October 9, 2001).
4.2	Registration Rights Agreement, dated August 15, 2006, between Enbridge Energy Partners, L.P. and CDP Infrastructures Fund G.P. (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K dated August 16, 2006).
4.3	Registration Rights Agreement, dated April 2, 2007, between Enbridge Energy Partners, L.P. and CDP Infrastructures Fund G.P., Tortoise Energy Infrastructure Corporation and Tortoise Energy Capital Corporation (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K dated April 2, 2007).
4.4	Indenture dated May 27, 2003, between the Partnership, as Issuer, and SunTrust Bank, as Trustee (incorporated by reference to Exhibit 4.5 of the Partnership's Registration Statement on Form S-4 filed on June 30, 2003).
4.5	First Supplemental Indenture dated May 27, 2003 between the Partnership and SunTrust Bank (incorporated by reference to Exhibit 4.5 of the Partnership's Registration Statement on Form S-4 filed on June 30, 2003).
4.6	Second Supplemental Indenture dated May 27, 2003 between the Partnership and SunTrust Bank (incorporated by reference to Exhibit 4.5 of the Partnership's Registration Statement on Form S-4 filed on June 30, 2003).
4.7	Third Supplemental Indenture dated January 9, 2004 between the Partnership and SunTrust Bank (incorporated by reference to Exhibit 99.3 of the Partnership's Current Report on Form 8-K filed on January 9, 2004).
4.8	Fourth Supplemental Indenture dated December 3, 2004 between the Partnership and SunTrust Bank (incorporated by reference to Exhibit 4.2 of the Partnership's Current Report on Form 8-K filed on December 3, 2004).
4.9	Fifth Supplemental Indenture dated December 3, 2004 between the Partnership and SunTrust Bank (incorporated by reference to Exhibit 4.3 of the Partnership's Current Report on Form 8-K filed on December 3, 2004).
4.10	Sixth Supplemental Indenture dated December 21, 2006 between the Partnership and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.2 of the Partnership's Current Report on Form 8-K filed on December 21, 2006).
4.11	Seventh Supplemental Indenture dated as of April 3, 2008 between Enbridge Energy Partners, L.P. and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K dated April 7, 2008).

4.12	Eighth Supplemental Indenture dated as of April 3, 2008 between Enbridge Energy Partners, L.P. and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.3 of our Current Report on Form 8-K dated April 7, 2008).
4.13	Registration Rights Agreement dated as of April 3, 2008, by and among Enbridge Energy Partners, L.P., Banc of America Securities LLC, Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc. (with respect to the 6.50% Notes due 2018) (incorporated by reference to Exhibit 4.4 of our Current Report on Form 8-K dated April 7, 2008).
4.14	Registration Rights Agreement dated as of April 3, 2008, by and among Enbridge Energy Partners, L.P., Banc of America Securities LLC, Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc. (with respect to the 7.50% Notes due 2038) (incorporated by reference to Exhibit 4.5 of our Current Report on Form 8-K dated April 7, 2008).
5.1*	Opinion of Fulbright & Jaworski L.L.P.
10.1	Contribution, Conveyance and Assumption Agreement, dated December 27, 1991, among Lakehead Pipe Line Company, Inc., Lakehead Pipe Line Partners, L.P. and Lakehead Pipe Line Company, Limited Partnership. (incorporated by reference to Exhibit 10.10 of the Partnership's 1991 Form 10-K).
10.2	LPL Contribution and Assumption Agreement, dated December 27, 1991, among Lakehead Pipe Line Company, Inc., Lakehead Pipe Line Partners, L.P. and Lakehead Pipe Line Company, Limited Partnership and Lakehead Services, Limited Partnership. (incorporated by reference to Exhibit 10.11 of the Partnership's 1991 Form 10-K).
10.3	Contribution Agreement (incorporated by reference to Exhibit 10.1 of the Partnership's Registration Statement on Form S-3/A filed on July 8, 2002).
10.4	First Amendment to Contribution Agreement (incorporated by reference to Exhibit 10.8 of the Partnership's Registration Statement on Form S-3/A filed on September 24, 2002).
10.5	Second Amendment to Contribution Agreement (incorporated by reference to Exhibit 99.3 of the Partnership's Current Report on Form 8-K filed on October 31, 2002).
10.6	Delegation of Control Agreement (incorporated by reference to Exhibit 10.2 of the Partnership's Quarterly Report on Form 10-Q filed on November 14, 2002).
10.7	First Amending Agreement to the Delegation of Control Agreement dated as of February 21, 2005 (incorporated by reference to Exhibit 10.1 of the Partnership's Quarterly Report on Form 10-Q filed on May 5, 2005).
10.8	Amended and Restated Treasury Services Agreement (incorporated by reference to Exhibit 10.3 of the Partnership's Quarterly Report on Form 10-Q filed on November 14, 2002).
10.9	Operational Services Agreement (incorporated by reference to Exhibit 10.4 of the Partnership's Quarterly Report on Form 10-Q filed on November 14, 2002).
10.10	General and Administrative Services Agreement (incorporated by reference to Exhibit 10.5 of the Partnership's Quarterly Report on Form 10-Q filed on November 14, 2002).
10.11	Omnibus Agreement (incorporated by reference to Exhibit 10.6 of the Partnership's Quarterly Report on Form 10-Q filed on November 14, 2002).
10.12	Second Amended and Restated Credit Agreement, dated April 4, 2007, among Enbridge Energy Partners, L.P., Bank of America, N.A., as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K dated April 10, 2007).
10.13	Commercial Paper Dealer Agreement between the Company, as Issuer, and Banc of America Securities LLC, as Dealer, dated as of April 21, 2005 (incorporated by reference to Exhibit 10.1 of the Partnership's Current Report on Form 8-K filed May 3, 2005).

10.14	Commercial Paper Dealer Agreement between the Company, as Issuer, and Deutsche Bank Securities Inc., as Dealer, dated as of April 21, 2005 (incorporated by reference to Exhibit 10.2 of the Partnership's Current Report on Form 8-K filed May 3, 2005).
10.15	Commercial Paper Dealer Agreement between the Company, as Issuer, and Goldman, Sachs & Co., as Dealer, dated as of April 21, 2005 (incorporated by reference to Exhibit 10.3 of the Partnership's Current Report on Form 8-K filed May 3, 2005).
10.16	Commercial Paper Dealer Agreement between the Company, as Issuer, and Merrill Lynch Money Markets Inc., as Dealer, dated as of April 21, 2005 (incorporated by reference to Exhibit 10.4 of the Partnership's Current Report on Form 8-K filed May 3, 2005).
10.17	Issuing and Paying Agency Agreement between the Company and Deutsche Bank Trust Company Americas, dated as of April 21, 2005 (incorporated by reference to Exhibit 10.5 of the Partnership's Current Report on Form 8-K filed May 3, 2005).
10.18	Note Agreement and Mortgage, dated December 12, 1991 (incorporated by reference to Exhibit 10.1 of the Partnership's 1991 Form 10-K).
10.19	Assumption and Indemnity Agreement, dated December 18, 1992, between Interprovincial Pipe Line Inc. and Interprovincial Pipe Line System Inc. (incorporated by reference to Exhibit 10.4 of the Partnership's 1992 Form 10-K).
10.20	Settlement Agreement, dated August 28, 1996, between Lakehead Pipe Line Company, Limited Partnership and the Canadian Association of Petroleum Producers and the Alberta Department of Energy (incorporated by reference to Exhibit 10.17 of the Partnership's 1996 Form 10-K).
10.21	Tariff Agreement as filed with the Federal Energy Regulatory Commission for the System Expansion Program II and Terrace Expansion Project (incorporated by reference to Exhibit 10.21 of the Partnership's 1998 Form 10-K).
10.22	Offer of Settlement dated December 31, 2005, as filed with the Federal Energy Regulatory Commission for approval to implement an additional component of the Facilities Surcharge to permit recovery by Enbridge Energy, Limited Partnership of the costs for the Southern Access Mainline Expansion and approval of the Offer of Settlement dated March 16, 2006 (incorporated by reference to Exhibit 10.3 of the Partnership's Quarterly Report on Form 10-Q filed July 30, 2007).
10.23	Promissory Note, dated as of September 30, 1998, given by Lakehead Pipe Line Company, Limited Partnership, as borrower, to Lakehead Pipe Line Company, Inc., as lender (incorporated by reference to Exhibit 10.19 of the Partnership's 1998 Form 10-K).
10.24	Promissory Note, dated as of March 31, 1999, given by Lakehead Pipe Line Company, Limited Partnership, as borrower, to Lakehead Pipe Line Company, Inc., as lender. (incorporated by reference to Exhibit 10.26 of the Partnership's 1999 Form 10-K).
10.25	Indenture dated September 15, 1998, between Lakehead Pipe Line Company, Limited Partnership and the Chase Manhattan Bank (incorporated by reference to Exhibit 4.1 of the Lakehead Pipe Line Company, Limited Partnership's Current Report on Form 8-K dated October 20, 1998).
10.26	First Supplemental Indenture dated September 15, 1998, between Lakehead Pipe Line Company, Limited Partnership and the Chase Manhattan Bank (incorporated by reference to Exhibit 4.2 of the Lakehead Pipe Line Company, Limited Partnership's Current Report on Form 8-K dated October 20, 1998).
10.27	Second Supplemental Indenture dated September 15, 1998, between Lakehead Pipe Line Company, Limited Partnership and the Chase Manhattan Bank (incorporated by reference to Exhibit 4.3 of the Lakehead Pipe Line Company, Limited Partnership's Current Report on Form 8-K dated October 20, 1998).

10.28	Third Supplemental Indenture dated November 21, 2000, between Lakehead Pipe Line Company, Limited Partnership and the Chase Manhattan Bank (incorporated by reference to Exhibit 4.2 of the Lakehead Pipe Line Company, Limited Partnership's Current Report on Form 8-K dated November 16, 2000).
10.29	Indenture dated September 15, 1998, between Lakehead Pipe Line Company, Limited Partnership and the Chase Manhattan Bank (incorporated by reference to Exhibit 4.4 of the Lakehead Pipe Line Company, Limited Partnership's Current Report on Form 8-K dated October 20, 1998).
10.30	Executive Employment Agreement, dated April 14, 2003, between Stephen J.J. Letwin, as Executive, and Enbridge Inc., as Corporation (incorporated by reference to Exhibit 10.1 of the Partnership's Current Report on Form 8-K filed on May 3, 2006).
10.31	Executive Employment agreement between Stephen J. Wuori and Enbridge Inc. dated April 14, 2003 (incorporated by reference to our Current Report on Form 8-K dated January 28, 2008).
10.32	Executive Employment Agreement, dated May 11, 2001, between E. Chris Kaitson, as Executive, and Enbridge Inc., as Corporation (incorporated by reference to Exhibit 10.27 of the Partnership's Annual Report on Form 10-K filed on March 28, 2003).
10.33	Indenture for Subordinated Debt Securities dated as of September 27, 2007 between Enbridge Energy Partners, L.P. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 of the Partnership's Current Report on Form 8-K dated September 28, 2007).
10.34	First Supplemental Indenture to the Indenture dated as of September 27, 2007 between Enbridge Energy Partners, L.P. and U.S. Bank National Association, as Trustee (including form of Note) (incorporated by reference to Exhibit 4.2 of the Partnership's Current Report on Form 8-K dated September 28, 2007).
10.35	Replacement Capital Covenant dated as of September 27, 2007 by Enbridge Energy Partners, L.P. in favor of the debtholders designated therein (incorporated by reference to Exhibit 10.1 of the Partnership's Current Report on Form 8-K dated September 28, 2007).
10.36	Common Unit Purchase Agreement (incorporated by reference to Exhibit 1.1 of the Partnership's Current Report on Form 8-K filed on February 10, 2005).
12.1*	Computation of ratio of earnings to fixed charges.
14.1	Code of Ethics for Senior Financial Officers (incorporated by reference to Exhibit 14.1 of the Partnership's Annual Report on Form 10-K filed on March 12, 2004).
21.1	Subsidiaries of the Registrant. (incorporated by reference to Exhibit 21.1 of the Partnership's Annual Report on Form 10-K filed on February 21, 2008).
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page hereto).
25.1	Form T-1 Statement of Eligibility of Trustee (incorporated by reference to Exhibit 25.1 of the Partnership's Form S-4 filed on June 30, 2003).
*
Filed herewith.

ITEM 22.    Undertakings.

(a)
The registrant hereby undertakes as follows:

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 15th day of May, 2008.

ENBRIDGE ENERGY PARTNERS, L.P.
By:	ENBRIDGE ENERGY MANAGEMENT, L.L.C., as delegate of Enbridge Energy Company, Inc., its general partner
By:	/s/ Stephen J.J. Letwin Stephen J.J. Letwin Managing Director

POWER OF ATTORNEY

        Each person whose signature appears below appoints Chris Kaitson, Mark A. Maki, and each of them, any of whom may act without the joinder of the other, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title (of Enbridge Energy Management, L.L.C.)	Date

/s/ Stephen J.J. Letwin Stephen J.J. Letwin	Managing Director (Principal Executive Officer)	May 15, 2008
/s/ T.L. McGill T.L. McGill	President and Director	May 15, 2008
/s/ Mark A. Maki Mark A. Maki	Vice President—Finance (Principal Financial Officer)	May 15, 2008
/s/ S.J. Neyland S.J. Neyland	Controller (Principal Accounting Officer)	May 15, 2008
/s/ D.A. WESTBROOK D.A. Westbrook	Director	May 15, 2008

/s/ G.K. Petty G.K. Petty	Director	May 15, 2008
/s/ J.A. Connelly J.A. Connelly	Director	May 15, 2008
/s/ M.O. Hesse M.O. Hesse	Director	May 15, 2008
/s/ S.J. Wuori S.J. Wuori	Director	May 15, 2008

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Limited Partnership of the Partnership (incorporated by reference to Exhibit 3.1 of the Partnership's Registration Statement No. 33-43425).
3.2	Certificate of Amendment to Certificate of Limited Partnership of the Partnership (incorporated by reference to Exhibit 3.2 of the Partnership's 2000 Form 10-K/A dated October 9, 2001).
3.3	Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated August 15, 2006 (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K dated August 16, 2006).
3.4	First Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated December 28, 2007 (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K dated January 3, 2008).
4.1	Form of Certificate representing Class A Common Units (incorporated by reference to Exhibit 4.1 of the Partnership's 2000 Form 10-K/A dated October 9, 2001).
4.2	Registration Rights Agreement, dated August 15, 2006, between Enbridge Energy Partners, L.P. and CDP Infrastructures Fund G.P. (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K dated August 16, 2006).
4.3	Registration Rights Agreement, dated April 2, 2007, between Enbridge Energy Partners, L.P. and CDP Infrastructures Fund G.P., Tortoise Energy Infrastructure Corporation and Tortoise Energy Capital Corporation (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K dated April 2, 2007).
4.4	Indenture dated May 27, 2003, between the Partnership, as Issuer, and SunTrust Bank, as Trustee (incorporated by reference to Exhibit 4.5 of the Partnership's Registration Statement on Form S-4 filed on June 30, 2003).
4.5	First Supplemental Indenture dated May 27, 2003 between the Partnership and SunTrust Bank (incorporated by reference to Exhibit 4.5 of the Partnership's Registration Statement on Form S-4 filed on June 30, 2003).
4.6	Second Supplemental Indenture dated May 27, 2003 between the Partnership and SunTrust Bank (incorporated by reference to Exhibit 4.5 of the Partnership's Registration Statement on Form S-4 filed on June 30, 2003).
4.7	Third Supplemental Indenture dated January 9, 2004 between the Partnership and SunTrust Bank (incorporated by reference to Exhibit 99.3 of the Partnership's Current Report on Form 8-K filed on January 9, 2004).
4.8	Fourth Supplemental Indenture dated December 3, 2004 between the Partnership and SunTrust Bank (incorporated by reference to Exhibit 4.2 of the Partnership's Current Report on Form 8-K filed on December 3, 2004).
4.9	Fifth Supplemental Indenture dated December 3, 2004 between the Partnership and SunTrust Bank (incorporated by reference to Exhibit 4.3 of the Partnership's Current Report on Form 8-K filed on December 3, 2004).
4.10	Sixth Supplemental Indenture dated December 21, 2006 between the Partnership and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.2 of the Partnership's Current Report on Form 8-K filed on December 21, 2006).
4.11	Seventh Supplemental Indenture dated as of April 3, 2008 between Enbridge Energy Partners, L.P. and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K dated April 7, 2008).

4.12	Eighth Supplemental Indenture dated as of April 3, 2008 between Enbridge Energy Partners, L.P. and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.3 of our Current Report on Form 8-K dated April 7, 2008).
4.13	Registration Rights Agreement dated as of April 3, 2008, by and among Enbridge Energy Partners, L.P., Banc of America Securities LLC, Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc. (with respect to the 6.50% Notes due 2018) (incorporated by reference to Exhibit 4.4 of our Current Report on Form 8-K dated April 7, 2008).
4.14	Registration Rights Agreement dated as of April 3, 2008, by and among Enbridge Energy Partners, L.P., Banc of America Securities LLC, Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc. (with respect to the 7.50% Notes due 2038) (incorporated by reference to Exhibit 4.5 of our Current Report on Form 8-K dated April 7, 2008).
5.1*	Opinion of Fulbright & Jaworski L.L.P.
10.1	Contribution, Conveyance and Assumption Agreement, dated December 27, 1991, among Lakehead Pipe Line Company, Inc., Lakehead Pipe Line Partners, L.P. and Lakehead Pipe Line Company, Limited Partnership. (incorporated by reference to Exhibit 10.10 of the Partnership's 1991 Form 10-K).
10.2	LPL Contribution and Assumption Agreement, dated December 27, 1991, among Lakehead Pipe Line Company, Inc., Lakehead Pipe Line Partners, L.P. and Lakehead Pipe Line Company, Limited Partnership and Lakehead Services, Limited Partnership. (incorporated by reference to Exhibit 10.11 of the Partnership's 1991 Form 10-K).
10.3	Contribution Agreement (incorporated by reference to Exhibit 10.1 of the Partnership's Registration Statement on Form S-3/A filed on July 8, 2002).
10.4	First Amendment to Contribution Agreement (incorporated by reference to Exhibit 10.8 of the Partnership's Registration Statement on Form S-3/A filed on September 24, 2002).
10.5	Second Amendment to Contribution Agreement (incorporated by reference to Exhibit 99.3 of the Partnership's Current Report on Form 8-K filed on October 31, 2002).
10.6	Delegation of Control Agreement (incorporated by reference to Exhibit 10.2 of the Partnership's Quarterly Report on Form 10-Q filed on November 14, 2002).
10.7	First Amending Agreement to the Delegation of Control Agreement dated as of February 21, 2005 (incorporated by reference to Exhibit 10.1 of the Partnership's Quarterly Report on Form 10-Q filed on May 5, 2005).
10.8	Amended and Restated Treasury Services Agreement (incorporated by reference to Exhibit 10.3 of the Partnership's Quarterly Report on Form 10-Q filed on November 14, 2002).
10.9	Operational Services Agreement (incorporated by reference to Exhibit 10.4 of the Partnership's Quarterly Report on Form 10-Q filed on November 14, 2002).
10.10	General and Administrative Services Agreement (incorporated by reference to Exhibit 10.5 of the Partnership's Quarterly Report on Form 10-Q filed on November 14, 2002).
10.11	Omnibus Agreement (incorporated by reference to Exhibit 10.6 of the Partnership's Quarterly Report on Form 10-Q filed on November 14, 2002).
10.12	Second Amended and Restated Credit Agreement, dated April 4, 2007, among Enbridge Energy Partners, L.P., Bank of America, N.A., as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K dated April 10, 2007).
10.13	Commercial Paper Dealer Agreement between the Company, as Issuer, and Banc of America Securities LLC, as Dealer, dated as of April 21, 2005 (incorporated by reference to Exhibit 10.1 of the Partnership's Current Report on Form 8-K filed May 3, 2005).

10.14	Commercial Paper Dealer Agreement between the Company, as Issuer, and Deutsche Bank Securities Inc., as Dealer, dated as of April 21, 2005 (incorporated by reference to Exhibit 10.2 of the Partnership's Current Report on Form 8-K filed May 3, 2005).
10.15	Commercial Paper Dealer Agreement between the Company, as Issuer, and Goldman, Sachs & Co., as Dealer, dated as of April 21, 2005 (incorporated by reference to Exhibit 10.3 of the Partnership's Current Report on Form 8-K filed May 3, 2005).
10.16	Commercial Paper Dealer Agreement between the Company, as Issuer, and Merrill Lynch Money Markets Inc., as Dealer, dated as of April 21, 2005 (incorporated by reference to Exhibit 10.4 of the Partnership's Current Report on Form 8-K filed May 3, 2005).
10.17	Issuing and Paying Agency Agreement between the Company and Deutsche Bank Trust Company Americas, dated as of April 21, 2005 (incorporated by reference to Exhibit 10.5 of the Partnership's Current Report on Form 8-K filed May 3, 2005).
10.18	Note Agreement and Mortgage, dated December 12, 1991 (incorporated by reference to Exhibit 10.1 of the Partnership's 1991 Form 10-K).
10.19	Assumption and Indemnity Agreement, dated December 18, 1992, between Interprovincial Pipe Line Inc. and Interprovincial Pipe Line System Inc. (incorporated by reference to Exhibit 10.4 of the Partnership's 1992 Form 10-K).
10.20	Settlement Agreement, dated August 28, 1996, between Lakehead Pipe Line Company, Limited Partnership and the Canadian Association of Petroleum Producers and the Alberta Department of Energy (incorporated by reference to Exhibit 10.17 of the Partnership's 1996 Form 10-K).
10.21	Tariff Agreement as filed with the Federal Energy Regulatory Commission for the System Expansion Program II and Terrace Expansion Project (incorporated by reference to Exhibit 10.21 of the Partnership's 1998 Form 10-K).
10.22	Offer of Settlement dated December 31, 2005, as filed with the Federal Energy Regulatory Commission for approval to implement an additional component of the Facilities Surcharge to permit recovery by Enbridge Energy, Limited Partnership of the costs for the Southern Access Mainline Expansion and approval of the Offer of Settlement dated March 16, 2006 (incorporated by reference to Exhibit 10.3 of the Partnership's Quarterly Report on Form 10-Q filed July 30, 2007).
10.23	Promissory Note, dated as of September 30, 1998, given by Lakehead Pipe Line Company, Limited Partnership, as borrower, to Lakehead Pipe Line Company, Inc., as lender (incorporated by reference to Exhibit 10.19 of the Partnership's 1998 Form 10-K).
10.24	Promissory Note, dated as of March 31, 1999, given by Lakehead Pipe Line Company, Limited Partnership, as borrower, to Lakehead Pipe Line Company, Inc., as lender. (incorporated by reference to Exhibit 10.26 of the Partnership's 1999 Form 10-K).
10.25	Indenture dated September 15, 1998, between Lakehead Pipe Line Company, Limited Partnership and the Chase Manhattan Bank (incorporated by reference to Exhibit 4.1 of the Lakehead Pipe Line Company, Limited Partnership's Current Report on Form 8-K dated October 20, 1998).
10.26	First Supplemental Indenture dated September 15, 1998, between Lakehead Pipe Line Company, Limited Partnership and the Chase Manhattan Bank (incorporated by reference to Exhibit 4.2 of the Lakehead Pipe Line Company, Limited Partnership's Current Report on Form 8-K dated October 20, 1998).
10.27	Second Supplemental Indenture dated September 15, 1998, between Lakehead Pipe Line Company, Limited Partnership and the Chase Manhattan Bank (incorporated by reference to Exhibit 4.3 of the Lakehead Pipe Line Company, Limited Partnership's Current Report on Form 8-K dated October 20, 1998).

10.28	Third Supplemental Indenture dated November 21, 2000, between Lakehead Pipe Line Company, Limited Partnership and the Chase Manhattan Bank (incorporated by reference to Exhibit 4.2 of the Lakehead Pipe Line Company, Limited Partnership's Current Report on Form 8-K dated November 16, 2000).
10.29	Indenture dated September 15, 1998, between Lakehead Pipe Line Company, Limited Partnership and the Chase Manhattan Bank (incorporated by reference to Exhibit 4.4 of the Lakehead Pipe Line Company, Limited Partnership's Current Report on Form 8-K dated October 20, 1998).
10.30	Executive Employment Agreement, dated April 14, 2003, between Stephen J.J. Letwin, as Executive, and Enbridge Inc., as Corporation (incorporated by reference to Exhibit 10.1 of the Partnership's Current Report on Form 8-K filed on May 3, 2006).
10.31	Executive Employment agreement between Stephen J. Wuori and Enbridge Inc. dated April 14, 2003 (incorporated by reference to our Current Report on Form 8-K dated January 28, 2008).
10.32	Executive Employment Agreement, dated May 11, 2001, between E. Chris Kaitson, as Executive, and Enbridge Inc., as Corporation (incorporated by reference to Exhibit 10.27 of the Partnership's Annual Report on Form 10-K filed on March 28, 2003).
10.33	Indenture for Subordinated Debt Securities dated as of September 27, 2007 between Enbridge Energy Partners, L.P. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 of the Partnership's Current Report on Form 8-K dated September 28, 2007).
10.34	First Supplemental Indenture to the Indenture dated as of September 27, 2007 between Enbridge Energy Partners, L.P. and U.S. Bank National Association, as Trustee (including form of Note) (incorporated by reference to Exhibit 4.2 of the Partnership's Current Report on Form 8-K dated September 28, 2007).
10.35	Replacement Capital Covenant dated as of September 27, 2007 by Enbridge Energy Partners, L.P. in favor of the debtholders designated therein (incorporated by reference to Exhibit 10.1 of the Partnership's Current Report on Form 8-K dated September 28, 2007).
10.36	Common Unit Purchase Agreement (incorporated by reference to Exhibit 1.1 of the Partnership's Current Report on Form 8-K filed on February 10, 2005).
12.1*	Computation of ratio of earnings to fixed charges.
14.1	Code of Ethics for Senior Financial Officers (incorporated by reference to Exhibit 14.1 of the Partnership's Annual Report on Form 10-K filed on March 12, 2004).
21.1	Subsidiaries of the Registrant. (incorporated by reference to Exhibit 21.1 of the Partnership's Annual Report on Form 10-K filed on February 21, 2008).
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page hereto).
25.1	Form T-1 Statement of Eligibility of Trustee (incorporated by reference to Exhibit 25.1 of the Partnership's Form S-4 filed on June 30, 2003).
*
Filed herewith.

QuickLinks

Table of Contents
SUMMARY
Enbridge Partners
The Exchange Offers
The Exchange Notes
Risk Factors
Ratio Of Earnings To Fixed Charges
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
EXCHANGE OFFERS
DESCRIPTION OF EXCHANGE NOTES
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
  ANNEX A
  ANNEX B
PART II
  ITEM 20. Indemnification of Directors and Officers
  ITEM 21. Exhibits and Financial Statement Schedules.
  ITEM 22. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX